Exhibit 10.1

Office Lease

Windsor Plaza

Between

Windsor Plaza, LLC,

a Minnesota limited liability company

“Landlord”

and

Virtual Radiologic Corporation,

a Delaware corporation

“Tenant”

LEASE AGREEMENT

THIS LEASE by and between Windsor Plaza, LLC, a Minnesota limited liability company, having its principal offices at 12300 Singletree Lane, Suite 200, Eden Prairie, Minnesota 55344 (“Landlord”) and Virtual Radiologic Corporation, a Delaware corporation (‘Tenant”), is hereby made as of the Effective Date (defined herein).

WITNESSETH THAT,

WHEREAS, Tenant desires to lease office space within the Office Building;

WHEREAS, the Leased Premises is approximately 81,645 square feet of Rentable Area of the top three (3) floors of the Office Building, identified as the “Leased Premises” on the Site Plan, as further identified on the Space Plan attached hereto as Exhibit B-l;

WHEREAS, the Project consists of an office, restaurant and retail mixed use project, located on Highway 212 and Singletree Lane in Eden Prairie, Minnesota and is depicted on the Site Plan attached hereto as Exhibit B; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, Landlord leases the Leased Premises to Tenant and Tenant takes the Leased Premises from Landlord, subject to and together with, the terms and conditions hereinafter set forth.

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises under the following mutually agreed upon terms and conditions:

Schedule of Basic Terms

The following terms are agreed to and have the meanings set forth in this Schedule of Basic Terms when applied or used in this Lease, subject to all terms and conditions of this Lease:

(A)	Defined Terms: Exhibit A contains the defined (capitalized) terms in this Lease, if not defined elsewhere herein.

(B)	Commencement Date: The Lease Term commences upon Substantial Completion of the Landlord’s Project Improvements, Landlord’s Work and Tenant Improvements, which date is estimated to be December 1, 2008.

(C)	Rent Commencement Date: Tenant will commence paying Rent on the date that is six (6) months after the Commencement Date.

(D)	Term: One Hundred Twenty-six (126) calendar months, commencing on the Commencement Date and terminating on the last day of the 126th month thereafter.

(E)	Rent:

(i)	Base Rent: The Base Rent is as follows:

Months of Lease Term	Base Rent Per Square Foot Per Annum
1 – 6	$0.00
7 – 18	$19.00
19 – 30	$19.29
31 – 42	$19.57
43 – 54	$19.87
55 – 66	$20.17
67 – 78	$20.47
79 – 90	$20.78
91 – 102	$21.09
103 – 114	$21.40
115 – 126	$21.72

(ii)	Option Term: Two (2), five (5) year option terms (to be exercised pursuant to Article 1.2), with Base Rent to be Fair Market Rent.

(ii)	Additional Rent: Tenant’s Share of Operating Costs, Real Estate Taxes, Insurance and any other costs, expenses or fees Tenant is required to pay Landlord or the Owner’s Association, pursuant to the terms of this Lease. Tenant shall not be obligated to pay any Additional Rent prior to the Rent Commencement Date.

(E)	Address for Notices and Rent:

(i)	Landlord:

Windsor Plaza, LLC

Attn: Jay M. Scott

12300 Singletree Lane, Suite 200

Eden Prairie, MN 55344

(ii)	Tenant: See Article 38 hereof.

(F)	Exhibits: The following are attached and incorporated by reference in the Lease:

1.	Exhibit A – Defined Terms

2.	Exhibit B – Site Plan of the Project

3.	Exhibit B-l – Leased Premises Space Plan

4.	Exhibit C – Parking Plan

5.	Exhibit D – Landlord’s Work

6.	Exhibit E – Initial Plan for Tenant Improvements

7.	Exhibit F – Tenant’s Sign Drawing

8.	Exhibit G – Acceptance of Leased Premises

9.	Exhibit H – INTENTIONALLY DELETED

10.	Exhibit I – INTENTIONALLY DELETED

11.	Exhibit J – INTENTIONALLY DELETED

12.	Exhibit K – Rules and Regulations

13.	Exhibit L – INTENTIONALLY DELETED

14.	Exhibit M – Memorandum of Lease

15.	Exhibit N – Subordination Non-Disturbance and Attornment Agreement (“SNDA”)

16.	Exhibit O – Additional Operating Cost Exclusions

17.	Exhibit P – ROFO Property

18.	Exhibit Q – Garage Plan; VRC-Dedicated Electrical Room

19.	Exhibit R – Garage Plan; VRC Generator Room

1. Lease Term.

1.1 Initial Term. The Lease Term will commence on the Commencement Date and will continue until the end of the Lease Term, as set forth in the Schedule of Basic Terms, unless earlier terminated as hereinafter provided, subject to the Option Terms, hereafter provided to Tenant to extend the term of the Lease for the rental and upon terms and conditions herein provided as to said Option Terms.

1.2 Option Term. Provided Tenant (i) is not in default of the terms and conditions of the Lease after the expiration of any applicable notice and cure period; (ii) continues to occupy the Leased Premises (or Tenant’s permitted sublessee or assignee continues to occupy the Leased Premises); and (iii) has not sublet or assigned the Lease except as otherwise permitted pursuant to Article 21 of the Lease, Tenant will have the right to extend the original Lease Term by two (2), five (5) year Option Terms upon the same terms and conditions as the Lease with the exception of the Base Rent, which will be Fair Market Rent. Tenant will give Landlord written notice of its intent to extend the term hereof at least one hundred eighty (180) days before the expiration of the Lease Term in order to exercise the first (1st) five (5) year Option Term. If the Tenant fails to give the one hundred eighty (180) day notice set forth herein, all options will be deemed not to have been exercised and the Lease will expire at the end of the then existing Lease Term.

2. Premises and Rent.

2.1 Calculation of Base Rent. Tenant agrees to pay the: (i) annual Base Rent for the Leased Premises based on the base rental rate set forth in the Schedule of Basic Terms, calculated on the Rentable Area of the Leased Premises; and, (ii) rent for the VRC-Dedicated Electrical Room and VRC Generator Room as set forth in Article 2.7.

2.2 Tenant’s Obligations to Pay Rent. Tenant will, without the requirement of any notice by Landlord, pay to Landlord, or to such other party or parties to whom Tenant is directed by written notice given to Tenant by Landlord, the rents (as defined herein) in the amounts and at the times hereinafter set forth, without any right of offset (except as specifically provided herein), setoff or counterclaim whatsoever against those rents. All Rents and other sums due to be paid to Landlord hereunder will be paid in lawful currency of the United States of America, to Landlord at the address set forth below, unless otherwise directed by Landlord.

Landlord’s address for the payment of rents is as follows:

Windsor Plaza, LLC

12300 Singletree Lane, Suite 200

Eden Prairie, MN 55344

2.3 Base Rent. Tenant will pay Landlord the: (i) Base Rent (as set forth in the Schedule of Basic Terms); and (ii), rent for the VRC-Dedicated Electrical Room and VRC Generator Room, as set forth in Article 2.7, commencing with the Rent Commencement Date and continuing thereafter through, for and during each Lease Year of the Lease Term (and the Option Term, if Tenant properly exercises the Option as set forth in Article 1.2) in twelve (12) monthly installments, on the first day of each month.

If the Lease Term commences on a day other than the first day of a calendar month and/or expires or otherwise terminates on a day other than the last day of a calendar month, the Base Rent for such month will be prorated accordingly.

2.4 Additional Rent. Beginning on the Rent Commencement Date, Tenant will pay Additional Rent in amounts without limitation, those determined in accordance with the terms and conditions as set out in Articles 4, 5, and 6, hereof concerning Operating Costs, Real Estate Taxes, and Landlord’s Insurance (as such terms are defined herein).

2.5 Holding Over. In the event that Tenant does not vacate the Leased Premises upon the expiration or earlier termination of this Lease, Tenant will become a month to month tenant at will for the holdover period. All of the terms and provisions of this Lease are applicable during that period, except that if Tenant is holding over without Landlord’s written consent, then Tenant will pay Landlord as Base Rent for the period of such holdover an amount equal to one hundred fifty percent (150%) times the Base Rent which would have been payable by Tenant immediately prior to such holdover, plus all Additional Rent. The Rent payable during the holdover period will be payable to Landlord on demand, and Tenant will pay all other amounts due from Tenant under the terms of this Lease as if no holdover existed.

2.6 Late Fee. Other remedies for nonpayment of rent notwithstanding, if the monthly Base Rent or any Additional Rent is not received by Landlord on or before the tenth day of the month for which the Base Rent or Additional Rent is due, or any other payment due Landlord by Tenant is not received by Landlord on or before the tenth day after such is due, a late payment charge of five percent (5%) of such past due amount will become due and payable in addition to such amounts owed under this Lease.

2.7 Gross Rent for VRC-Dedicated Electrical Room and VRC-Generator Room. Tenant will pay Landlord along with Base Rent (as set forth in Article 2.3), gross rent of Twelve and No/100 Dollars ($12.00) per square foot for the total square footage of the VRC-Dedicated Electrical Room and the VRC Generator Room, which said gross rental rate will increase two percent (2%) cumulatively per year during the Lease Term. The VRC-Dedicated Electrical Room and VRC Generator Room are generally identified on Exhibits Q and R respectively, but the exact location and size of said rooms are subject to change. The final determination of the size of said rooms will be measured as set forth in the definition of Rentable Area, and the square footage will not impact Tenant’s Pro-Rata Share of Taxes, Insurance, or Operating Costs.

3. Use.

3.1 Operation. Tenant will have access to the Office Building (via a key card) twenty-four (24) hours a day, seven (7) days a week. The standard hours of operation for the Office Building will be 7:00 a.m. to 7:00 p.m. Monday – Friday and 8:00 a.m. to 1:00 p.m. on Saturday. While the Landlord will make best efforts to ensure that all Office Building utilities and services shall be available to and provided to the Leased Premises twenty-four (24) hours per day, seven (7) days per week, including, but not limited to, HVAC and elevator service, subject to Article 15 hereof: (i) Tenant and Landlord acknowledge that there will be multiple HVAC zones within the Project; and (ii) Tenant will cooperate with a reasonable energy conservation program that Landlord may employ, so long as it does not materially adversely affect Tenant’s use of the Leased Premises, the operation of Tenant’s business, the operation of Tenant’s equipment and machinery, or the comfort of Tenant’s employees.

3.2 Intentionally Deleted

3.3 Limitations on Use. Tenant and Landlord acknowledge and agree that the Leased Premises will be subject to a Declaration of Restrictions and Covenants (“Declaration”) following filing of the Registered Land Survey (vertical plat) described in Article 5 hereof, which will set forth various rights, obligations and restrictions by and between the retail, restaurant and office portion of the Project (including, without limitation, the definition and use of Common Area). Landlord grants to Tenant the benefit of the Declaration and the and the benefits of any easements, licenses and privileges appurtenant to or otherwise benefiting the

Project, and represents and warrants that the Declaration will not: (i) materially impair or limit Tenant’s rights as afforded Tenant in this Lease; or (ii) increase any of Tenant’s obligations under this Lease.

3.4 Intentionally Deleted

3.5 Use of Common Area. Tenant will use due care in the use of the Leased Premises and Common Area, and without qualifying the foregoing, will not neglect or misuse water fixtures, electric lights, and heating and air-conditioning apparatus. All deliveries must be made in the delivery area to be located within the Parking Garage, as identified on the Site Plan, unless approved in advance from Landlord.

3.6 Intentionally Deleted

3.7 Intentionally Deleted

3.8 Rules and Regulations. The Tenant will operate the Leased Premises pursuant to the Rules and Regulations attached hereto as Exhibit K. The Rules and Regulations will neither nullify nor modify the terms of the Lease. In the event of a conflict between Exhibit K and the terms of the Lease, the Lease controls. Landlord further reserves the right to promulgate from time to time, new (from those attached hereto on Exhibit K) reasonable rules and regulations related to the use of the Common Area, so long as the same are (i) enforced without discrimination against all tenants of the Project and (ii) do not conflict with the terms of this Lease. Said rules and regulations may be reasonably amended from time to time by Landlord upon thirty (30) days’ prior written notice thereof, except in the case of emergency when such amendments will be effective immediately upon delivery of a copy to Tenant. In the enforcement of these rules and regulations, Landlord will be available to it all remedies provided in this Lease for a breach hereof and all legal remedies whether or not provided in this Lease, at law or in equity. Tenant will take all reasonable measures to comply with said rules and regulations in the use of the Common Area by its officers, employees, agents, representatives, licensees and invitees.

3.9 Parking. Tenant will have the: (i) non-exclusive right for its employees, guests, invitees and customers to use the parking stalls shown on the Parking Plan attached hereto as Exhibit C; (ii) exclusive right to lease twenty (20) parking stalls within the Parking Garage, which twenty (20) stalls are specifically identified on Exhibit C hereto, at an initial cost of Seventy Five and No/100 Dollars ($75.00) per month per stall (to be paid monthly as Additional Rent commencing on the Rent Commencement Date with the rate on said twenty (20) stalls to increase 1.5% per Lease Year; and (iii) a continuing right of first offer to lease (for exclusive use) an additional fifteen (15) spaces within the Parking Garage at the same rental rate per stall as stated above, which right must be exercised (or said right to lease said space(s) at that time shall be deemed waived) within thirty (30) days of Landlord’s notice to Tenant of the availability of one or more of said spaces. The rights of Tenant under this Article 3.9 shall be deemed to be continuing rights and, as such, if Tenant is leasing less than thirty-five (35) stalls and Tenant declines to lease any additional stall at any given time, Landlord shall be required to again offer to Tenant the right to lease any and all other stalls in the Parking Garage (up to a total of 35) pursuant to this Article 3.9 as and when they become available. In addition, Tenant shall have the right to four (4) reserved and dedicated visitor parking places on the top level of the parking deck, which spaces are specifically identified on Exhibit C hereto, and Landlord shall provide signage for said stalls indicating that they are reserved for Tenant’s visitors.

4. Operating Costs.

4.1 Operating Costs. Operating Costs are computed on an accrual basis and consist of all costs and expenses incurred by Landlord to repair, replace, manage and maintain the Project (determined in accordance with generally accepted accounting principles consistently applied with accruals as appropriate to Landlord’s business), including without limitation:

(i) all sums expended in connection with operating, maintaining, managing, inspecting, repairing (including the costs of repairing the exterior of the Office Building as needed in Landlord’s reasonable judgment) the Project, including without limitation; (a) all costs and expenses of service and maintenance contracts entered into by Landlord, (b) all costs and expenses of general cleaning, removing of snow, ice and debris, (c) security, (d) all costs and expenses for inspecting, repairing and maintaining machinery and equipment used in, and of replacing the same (amortized on a straight line basis over the useful life thereof), (e) all costs and expenses of inspecting, maintaining and repairing storm, sanitary and other drainage systems, irrigation systems, and electrical, gas, water, telephone and other common utility systems, (f) HVAC, (g) all costs and expenses for operating, maintaining and repairing any on or off-site detention or storm water maintenance ponds, (h) all costs and expenses of on-site traffic regulation and directional signs, (i) fees for the elevator permits, (j) all costs and expenses of repairing and maintaining monument signs for the Project, (k) all costs and expenses of repairing, paving, curbs, sidewalks, walkways, driveways, roadways, parking surfaces (including sealing, striping and patching), landscaping, repair and maintenance of the Parking Garage and Parking Area, outdoor lighting facilities, including parking lot lighting, and signage (other than tenant identification signs), (l) all costs and expenses of water and other common utilities, and (m) all costs and expenses of maintaining and repairing the roof of the Office Building;

(ii) utilities and services (including telecommunication facilities and equipment, recycling programs and trash removal;

(iii) compensation (including all payroll taxes, unemployment, insurance costs, vacation allowances, cost of disability insurance or benefits, pensions, profit sharing benefits, hospitalization, retirement or other so called fringe benefits) for persons who perform duties in connection with the operation, management, maintenance and repair of the Project, such compensation to be appropriately allocated for persons who also perform duties unrelated to the Project;

(iv) insurance (as set forth in Article 6.3);

(v) costs incurred in complying with the requirements of any Governmental Requirements;

(vi) amortization of capital improvements (a) required to comply with Governmental Requirements first effective after the Commencement Date, or (b) which are intended to reduce Operating Costs or improve the utility, efficiency or capacity of any systems within the Building or Parking Area, with interest on the unamortized balance at the rate paid by Landlord (not to exceed the then-prevailing Prime Rate) on funds borrowed to complete such capital improvements (or if not financed, the rate Landlord would have paid (not to exceed the then-prevailing Prime Rate) to borrow such funds), over such useful life as Landlord reasonably determines;

(vii) property management fees;

(viii) legal, accounting and other professional fees incurred in the operation of the Project;

(ix) any other expenditure, charge or costs, whether or not included herein, which in accordance with generally accepted property management practices would be considered an expense of managing, operating, maintaining and repairing the Project. Operating Costs that directly vary with occupancy for any calendar year during which average occupancy of the Office Building is less than ninety-five percent (95%) will be calculated based upon said Operating Costs that would have been incurred if the Office Building had an average occupancy of ninety-five percent (95%) during the entire calendar year; provided, however, that the foregoing adjustment shall not apply to (a) Real Estate Taxes, (b) Landlord’s Insurance, (c) exterior maintenance or repairs, or (d) to any other Operating Costs to the extent the adjustment would cause Tenant to pay a higher dollar amount in Operating Costs as a result of the adjustment than Tenant would have paid if the Office Building was, in fact, ninety-five percent (95%) occupied.

Notwithstanding the foregoing, Operating Costs will not include (aa) repairs, restoration or other work occasioned by fire, windstorm other casualty or eminent domain, expenses incurred in leasing space, or procuring tenants, leasing commissions, expenses for improving or renovating space for new tenants, legal expenses incident to enforcement by Landlord of the terms of any lease, interest or principal payments on any mortgage loan or other indebtedness of Landlord, or costs incurred in repairs or replacement of any structural components of the Project or (bb) any of the excluded costs or expenses set forth on Exhibit O attached hereto. In the event Landlord, at Landlord’s expense, installs equipment in, or makes improvements or alterations to, the Project which are for the purpose of reducing energy costs, maintenance costs or other Operating Costs or which are required under any governmental laws, regulations, or ordinances (including any accessibility statute) which were not required at the Commencement Date and which apply to the Leased Premises, Project and/or Common Area, Landlord may include in Operating Costs reasonable charges for interest on its investment therefore and reasonable charges for depreciation on the same, so as to amortize such investment over the reasonable life of such equipment, improvement or alteration on a straight line basis, but never in excess of the amount of any such cost saving for cost reducing alterations or improvements; provided, however, no portion of the cost of installation or alteration included within Landlord’s Work will be included within Operating Costs.

4.3 Payment of Tenant’s Pro-Rata Share. Tenant will pay Landlord, in addition to all other amounts in this Lease, as Additional Rent, Tenant’s Pro-Rata Share of Operating Costs in each calendar year during the Term, any Option Term, and any period of holding over. Tenant’s Pro Rata Share of Operating Costs will be as defined on Exhibit A, for the pro rata share of Operating Costs for costs associated with the Common Area, and Operating Costs associated only with the Office Building Common Area.

Tenant’s Pro-Rata Share of Operating Costs will be payable in equal monthly installments on the first day of each month commencing on the Rent Commencement Date. The monthly installments will be at the rate of  1/12th of Landlord’s reasonable estimate of the Operating Costs for the year, subject to adjustment when the actual amount of the Operating Costs or a change in Tenant’s Pro-Rata Share thereof is determined.

Within ninety (90) days of the end of each calendar year, the Landlord will furnish Tenant with a detailed statement certified by Landlord or a responsible employee of Landlord of the actual amount of the Operating Costs and of Tenant’s Pro-Rata Share thereof for the preceding calendar year (including itemization of the various costs and the basis of allocation to Tenant). Tenant may inspect, at Landlord’s office, copies of “paid” bills substantiating Landlord’s expenditures and all other applicable books and records for Operating Costs. Within thirty (30) days after receipt of such statement by Tenant, Tenant will pay to Landlord any deficiency due over and above the share of estimated costs and fees theretofore paid by Tenant. Any surplus paid by Tenant will be refunded promptly to Tenant upon demand therefore and if not demanded, then credited toward Tenant’s next Additional Rent payment obligations. Landlord’s records of Operating Costs for each year will be available for inspection by Tenant for three (3) years after Landlord notifies Tenant of Tenant’s Pro-Rata Share thereof for the year in question or for such longer period as Landlord or its accountants maintain said records. Tenant may during this three (3) year period (or for such longer period as Landlord or its accountants maintain said records) have an audit made of such Operating Costs and the allocation thereof to Tenant. If it is established that the costs allocated to Tenant for any year have been overstated by Landlord by more than four percent (4%), the reasonable and documented amount incurred by Tenant for the audit of said year’s costs and allocations (not to exceed $10,000) will be paid by Landlord promptly upon receipt of Tenant’s evidence of payment thereof. In addition, Landlord will promptly reimburse Tenant for the overstated amount, together with interest at the Contract Rate, accruing from and after the time(s) the overstated payment(s) were made.

4.4 Change in Tenant’s Pro-Rata Share. If during the term of this Lease, the size of the Leased Premises or the Project is increased or decreased, the percentages set forth in this subparagraph as Tenant’s Pro-Rata Share will be adjusted to the end that the percentage of Operating Costs payable by Tenant pursuant to this subparagraph will be in the same proportion or percentage as the Rentable Area of the Leased Premises bears to the Rentable Area of the Project. Landlord shall not materially decrease the Rentable Area of the Project or make any alterations or other modifications that materially increase Operating Costs without the prior written consent of Tenant, which consent Tenant shall not unreasonably withhold.

4.5 Closure. Landlord reserves the right, with prior written notice to Tenant, to temporarily close portions of the Common Area for the purpose of making repairs, snow removal or the installation of utilities. Except in the event of an emergency, Landlord shall deliver to Tenant not less than 48 hours’ notice of any such closure, and no such closure may materially adversely affect Tenant’s use of the Leased Premises or access to and from the Leased Premises.

5. Real Estate Taxes, Special Assessments and Special Service District. Along with Tenant’s payment of Tenant’s Pro Rata Share of Operating Costs and Insurance, Tenant will reimburse Landlord monthly ( 1/12th of the estimated Taxes, commencing on the Rent Commencement Date) for all real estate and other taxes and special assessments, (excepting penalties and interest arising out of the Landlord’s failure to pay or the late payment of taxes unless caused by Tenant), costs or fees arising out of the Special Service District, which includes the Project, or levied upon the Project (i.e., land and building) for those taxes and assessments due and payable during the Lease Term for the Leased Premises, whether levied and/or pending prior to or after the Commencement Date. As used in this Article, the term “Real Estate Taxes” mean and include all real estate taxes, special assessments, other taxes and fees, charges or assessments due through the Special Service District, paid by Landlord (including income tax or tax of a similar nature which is or may become due and/or payable by Landlord or which may be imposed against Landlord in lieu of real estate taxes or assessments as currently charged), public and governmental charges and special assessments, and all reasonable costs and fees incurred by Landlord in contesting or negotiating with public authorities as to any of the same (regardless of how such items may be labeled), provided however, that the term “Real Estate Taxes” as used herein shall in no event include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord. To the extent any Real Estate Taxes payable hereunder are permitted to be paid in installments, then Tenant shall pay only such installments as may come due during the Term of this Lease over the longest installment period allowed. Landlord shall be obligated to refund to Tenant Tenant’s Pro Rata Share of the amount of any refund (following the contest of Real Estate Taxes), or rebate of Real Estate Taxes that were paid by Tenant (directly or as additional rent) regardless of whether such refund, rebate or the like is received by Landlord after the expiration of the term of this Lease, except nothing herein affords Tenant the right to any tax increment financing proceeds arising out of the Project.

Any other terms or provisions in this Lease to the contrary notwithstanding, no special assessments, Special Service District taxes, fees or charges, or other assessments, taxes, fees or charges levied, imposed or otherwise required to be paid in connection with all or any part of the Project or its infrastructure shall be included as Real Estate Taxes or other Additional Rent, except as follows: (i) a special assessment against the Project in the maximum amount of $1,125,000 for improvements to Singletree Lane pursuant to that certain Agreement Regarding Special Assessments dated September 4, 2007 between the City of Eden Prairie and Landlord; (ii) the Special Service District service charges imposed, or that may be imposed, under Section 26 of that certain Development Agreement dated September 4, 2007 for Windsor Plaza, by and between Solomon Real Estate Group, Inc. and the City of Eden Prairie or under Section 3.2 of that certain Development Agreement dated September 4, 2007 by and between the Housing and Redevelopment Authority in and for the City of Eden Prairie, Minnesota and Landlord; and (iii) special assessments (except those identified in (i) herein) levied not sooner than five (5) years after the Commencement Date for public improvements benefiting the Project, provided that such assessments are not to pay for correcting defects or inadequacies in the Project or its infrastructure (which Landlord acknowledges would have been development or construction costs paid by Landlord). Without limitation (except as identified in (i) herein), special assessments in connection with expansion, further development, or reconfiguration of the Project, or in connection with any subsequent phase of the Project, shall not be included as Real Estate Taxes or other Additional Rent.

Landlord shall use its best efforts to subdivide the Office Building as a separate tax parcel distinct from other parcels to be included in the Project through the recording of a Registered Land Survey (vertical plat) of the Project prior to the Commencement Date or as soon thereafter as reasonably possible, and following recording of the Registered Land Survey, the initial minimum assessed value of the portion of the Office Building (totaling approximately 105,200 square feet of the Project) which contains the Leased Premises will be $17,654,700, based on the allocation of said value as set forth in the Minimum Assessment Agreement with the City of Eden Prairie. Any special assessments or Special Service District fees and costs will be based on Tenant’s Pro Rata Share of Taxes. In the event that the Office Building is not subdivided into a separate tax parcel as part of a Registered Land Survey, Tenant will pay Tenant’s Pro Rata Share of the Real Estate Taxes based on the entire Project. Pursuant to the terms of the Development Agreement, as a member of the board of the Special Service District, Landlord will have input with respect to the installation of any infrastructure, or fees and costs assessed therefore. Landlord will provide Tenant reasonable written notice of any Special Service District board meetings, and Tenant may provide reasonable input to Landlord with respect to any material decision to be decided by the Special Service District Board, including without limitation, the installation of any improvements within the Special Service District, and any assessment therefore. Landlord will also promptly provide to Tenant copies of all agendas, meeting minutes, documents and other materials pertaining to Special Service District improvements, services, proposals, and other activities.

Tenant will pay, prior to the due date thereof, all real and personal property taxes and sales and use taxes due upon Tenant’s machinery, equipment, inventory, or other personal property or assets of Tenant, and upon all trade fixtures and leasehold improvements installed by Tenant directly to the appropriate government authority. Any such taxes on the assets of Tenant and other tenants in the Project and upon items installed by them will be excluded from taxes reimbursable prorata by tenants, and will be separately paid by Tenant and other tenants as above stated. Any tax increment financing proceeds will be the sole property of the Landlord with Tenant having no claim thereto.

6. Insurance.

6.1 During the Term and for any additional time that Tenant possesses or is otherwise responsible for all or any portion of the Leased Premises, Tenant will obtain and maintain at its expense the following types and amounts of insurance:

a.	Property Insurance. Tenant will keep all improvements, fixtures and equipment in the Leased Premises, including all alterations and additions installed by either Landlord or Tenant, insured under the covered causes of loss – special form (also known as the “all risks” peril approach). The insurance will be in an amount sufficient to prevent Landlord and Tenant from becoming co-insurers (i.e., being penalized) under the provisions of any applicable property insurance policies, but in any event in an amount not less than full of the replacement cost value of the aforementioned property.

The purpose of the above noted insurance is to protect not only Tenant but also Landlord’s interests in the property to be insured. Other classes of property for which Landlord may have no insurable interest such as inventory, trade fixtures, and personal property may be insured at the option of Tenant.

b.	Commercial Liability Insurance. Tenant will obtain and maintain insurance for bodily injury, property damage, personal and advertising injury arising from the occupancy, operation, use, and maintenance of the Leased Premises, including those areas designed solely for use with the Leased Premises. This insurance will be maintained for not less than $2,000,000 per occurrence bodily injury and property damage, $2,000,000 for personal and advertising injury, and $2,000,000 annual aggregate.

Tenant will also obtain and maintain Fire Legal and Water Damage Legal Liability insurance with limits of not less than $250,000.

The insurance required in this Article 6.1(c) is to be provided on a policy or policies utilizing, at a minimum, the same wording as contained in a standard ISO commercial general liability forms with an edition date of 2000 or earlier, with ISO forms with an edition later than 2000 being deemed to comply with this requirement. Landlord will be given written notice of all exclusionary endorsements attached to any of the policies referenced in this Article 6.1(c).

c.	Other Insurance. In the event Tenant makes any alterations pursuant to Article 8 or otherwise, Tenant will require each contractor and subcontractor performing operations on the Project to maintain the same Commercial Liability insurance and limits described in sub-part (b) above, with the sole exception being that the per occurrence limits shall be no less than $2,000,000. Each contractor and subcontractor will be required by Tenant to include as additional insureds, Landlord, its agents, and others designated by Landlord as additional insureds. The endorsement to be required for this purpose will be the standard endorsement of the Insurance Services Office, Inc (ISO) CG 2010, including completed operations coverage, or CG 2026, without modification, or one providing the same coverage, on a primary basis.

d.	Miscellaneous. All insurance provided by Tenant as required under subpart (a) of this Article will be maintained in favor of Tenant and Landlord, as their respective interests may appear. The policy or policies will also name any mortgagees and loss payees of either party, if applicable.

All liability insurance provided by Tenant as required under subpart (b) of this Article will include by endorsement Landlord, its agents, the manager of the Project, if any, and any persons, firms, corporations or other legal entities (including without limitation Landlord’s lender) having an insurance interest designated by Landlord, from time to time, as additional insureds or loss payees. The endorsement for these interests will be the standard endorsement of the Insurance Services Office, Inc., entitled: “Additional Insured - Managers or Lessors of the Leased Premises, CG 20 11 11 85,” or some other endorsement providing the same coverage on a primary basis. All liability insurance coverage required under subpart (c) of this Article will apply to Landlord and other insureds on a primary basis.

Tenant will only maintain such deductibles or self-insured retentions applicable to property and liability insurance coverages as are approved by Landlord, in Landlord’s sole discretion, and may in no event exceed $15,000. Tenant will have sole responsibility for the payment of all deductibles or self-insured retentions, and all policies of insurance that include deductibles or self-insured retentions will clearly state that such deductibles and self-insured retentions apply only to Tenant and not to Landlord.

If Tenant refuses or neglects to obtain and maintain the insurance coverages complying with the provision of this Article 6.1, Landlord may (upon ten (10) days written notice with Tenant’s opportunity to cure), but is not required to, obtain and maintain such insurance coverages, and Tenant will pay the cost thereof to Landlord, as Additional Rent, upon demand.

Failure of Landlord to take any action pursuant to any requirement for the maintenance or procurement of insurance, including but not limited to a failure to establish the existence of such insurance coverage at any time, or to inform Tenant of non-compliance with this Article 6.1, will not be considered as a waiver of any rights and imposes no obligation or liability on Landlord.

e.	Change in Coverage. Landlord and Tenant acknowledge that the standard forms of insurance policies and their endorsements may change following the execution and delivery of this Lease. In the event of any such change, Tenant will maintain such insurance policies and endorsements and will provide to Landlord, Tenant and other loss payees or additional insureds referenced herein insurance coverage for the same risks, and to the same degree, as required herein.

f.

Certificates of Insurance. Copies of certificates of insurance will be delivered to Landlord within ten (10) days of the Delivery Date and thereafter within thirty (30) days prior to the expiration of the term of each policy. A separate certificate of insurance must be used for property coverages required for property insurance coverages required under subpart (a) and for liability insurance coverages under subpart (b). The standard Acord “Evidence of Insurance” certificate, or standard Acord “Property Insurance” Certificate 24 with an edition date of January 1995 or later must be used to verify the insurance coverages required for property coverages as required in subpart (a) of this Article 6.1, including applicable deductibles. Standard Acord Certificate 25-S or its equivalent must be used to indicate the coverages applicable for the liability coverages as required under subpart (b) of this Article. This certificate of insurance will also (1) confirm that the certificate holder (and others as required) are additional insureds under the endorsement prescribed in subpart (e) above, (2) that the required additional insured endorsement when issued, be attached to this certificate of insurance, and (3) show the amount of any deductible or self-insured retention that may apply. Both certificates of insurance for property and liability insurance coverages will state that the insurer(s), as shown on the respective endorsements, will mail thirty (30) days written notice to the certificate holder as named, of any cancellation or nonrenewal.

6.2 Evidence of Coverage. Tenant will provide evidence of appropriate insurance coverage prior to beginning any of Tenant Improvements. In addition, and without limiting the generality of the immediately preceding sentence, at Landlord’s option, Landlord may require that prior to beginning any of Tenant Improvements, Tenant will provide or cause its contractors to provide Landlord with evidence of insurance coverage against damage to the insuring party’s personal property, as well as against third party liability and worker’s compensation claims arising out of all construction and associated activities. All policies of insurance, will be subject to Landlord’s prior commercially reasonable approval and will be endorsed showing Landlord and such agent or agents as Landlord may designate as additional insured (but may provide a waiver of subrogation against Landlord as provided in Article 25).

6.3 Landlord’s Insurance. Landlord agrees to obtain (1) public liability insurance insuring against injury to property, persons, or loss of life arising out of the use of the Project and Common Area for $2,000,000 combined single limit; (2) Special Perils Form (All Risk) coverage insurance policies upon the Leased Premises, Common Area, Office Building Common Area and Office Building in amounts which at least satisfy co-insurance requirements; and (3) rent loss or business interruption insurance (collectively, “Landlord’s Insurance”). Tenant will reimburse Landlord for Tenant’s Pro-Rata Share of the premium cost of Landlord’s Insurance. Tenant will pay Tenant’s Pro-Rata Share of Landlord’s Insurance concurrent with Tenant’s Pro-Rata Share of Operating Costs under Article 4.3. Upon request, Landlord will furnish Tenant with a certificate of insurance for Landlord’s Insurance. Tenant’s Pro-Rata Share of Landlord’s Insurance will be a fraction the numerator of which is the Rentable Area of the Leased Premises, and the denominator of which is the Rentable Area of the Project.

6.4 Adjustments to Tenant’s Pro-Rata Share of Landlord’s Insurance. If the Leased Premises is enlarged or decreased in size, Tenant’s Pro-Rata Share will be adjusted to equitably reflect the change in Rentable Area. Tenant will pay for the entire amount of any increase in the amount of premiums attributable to any use made of the Leased Premises by Tenant (other than as part of the Authorized Business), or which is due to any capital improvements to the Leased Premises made after the Commencement Date, to the extent that the replacement value of the Leased Premises after such improvement is completed, on a per-square-foot basis, exceeds the replacement value of the remainder of the Project, on a per-square-foot basis.

7. Utilities/Trash Service. Tenant will be responsible for all water, gas, sewer, electricity, and other utilities used by it at the Leased Premises. While it is Landlord’s intention that the Leased Premises will contain separate meters, to the extent that utilities are furnished to the Leased Premises and other premises jointly without separate metering, the amounts which may be charged to Tenant for such utilities will be determined by Landlord on the basis of

Landlord’s reasonable estimates of consumption of such utilities on the Leased Premises, and on the basis of the costs incurred by Landlord in purchasing such utilities for use in the Project which will not exceed the cost which will be paid to an outside third party provider of such utilities. In no event will utilities be provided jointly to the Leased Premises and any Common Area except water if the City of Eden Prairie refuses to separately meter water at a reasonable cost.

Tenant will be provided with a subsurface trash collection area in the Parking Garage designated for office use (separate from the trash collection area for the retail use and restaurant use components within the Project); and Tenant will be responsible for paying its prorata share of all trash removal, disposal and recycling costs for the office trash collection area, as well as its prorata share of any maintenance, repairs or replacements to the office trash collection area.

8. Landlord’s Work and Tenant Improvements.

8.1 Landlord’s Work.

(a)	At Landlord’s sole expense, Landlord will complete the work to the Leased Premises the work identified on Exhibit D. with minor variations as Landlord may deem advisable after consultation with Tenant (“Landlord’s Work”). Tenant has the right to hire an architect to work with Landlord to design the Leased Premises, including design features that reduce the Operating Costs for the Office Building. Tenant’s architectural fees will be included in the Tenant Improvement Allowance.

(b)	Landlord’s Work will be performed and constructed in a good and workmanlike manner and in compliance with all applicable statutes, building codes, governmental rules, regulations and other applicable laws, and, if applicable, the Declaration and any other applicable covenants, conditions and restrictions.

(c)

Landlord will use reasonable efforts to complete Landlord’s Work on or before December 1, 2008, subject to any delay caused by the occurrence of an Event of Force Majeure or Tenant’s Delay. If on the date the Landlord delivers the Leased Premises to Tenant with Landlord’s Work Substantially Completed, there remain items of construction of finishing work to be completed which do not materially interfere with the performance of Tenant Improvements, Landlord and Tenant will, within five (5) business days from the date Landlord delivers the Leased Premises to Tenant with Landlord’s Work Substantially Completed, jointly prepare a written list (the “Punchlist”) of such uncompleted items. Landlord agrees to complete the Punchlist items with all due diligence within thirty (30) days of the preparation of the Punchlist, subject to any delay caused by the occurrence of any Event of Force Majeure. Landlord shall not cause or permit any material interference with the performance of Tenant Improvements in connection with completion of the Punchlist items. Landlord’s Work will be considered substantially completed at such time as (i) Landlord’s architect has correctly certified that Landlord’s Work has been substantially completed in accordance with the general specifications attached hereto and made a part hereof as Exhibit D and (ii) Landlord has delivered the Leased Premises to Tenant for performance of Tenant Improvements (as defined in Article 8.2). At Landlord’s sole expense, Landlord shall cause Substantial Completion of the Office Building, Common Area (including, but not limited to the Parking Area, but excluding the Delayed Common Area Improvements (as hereinafter defined)) and the Office Building Common Area (collectively, the “Landlord Project Improvements”), prior to the Commencement Date. As used herein, the “Delayed Common Area Improvements” shall mean landscaping, hardscape and other exterior Landlord’s Work that will not delay Tenant’s occupancy permit or materially adversely affect Tenant’s use or enjoyment of the Leased Premises, Common Area or Office Building Common Area.

(d)	If for any reason Landlord has not broken ground and commenced pouring footings for the Office Building by December 15, 2007, then Tenant may terminate this Lease by delivering written notice to that effect to Landlord. However, if Landlord breaks ground and commences pouring the footings for the Office Building within thirty (30) days after receipt of such notice from Tenant, then Landlord shall promptly notify Tenant of the same and the termination notice from Tenant shall be deemed to be null and void.

(e)	If Landlord has not commenced erection of the steel structure of the Office Building by May 15, 2008, then Tenant shall have the right to terminate this Lease by delivering written notice to that effect to Landlord. However, if Landlord commences erection of the steel for the Office Building within thirty (30) days after receipt of such notice from Tenant, then Landlord shall promptly notify Tenant of the same and the termination notice from Tenant shall be deemed to be null and void.

(f)	Notwithstanding anything to the contrary, Landlord will use reasonable efforts to complete the Delayed Common Area Improvements on or before July 1, 2009, subject to any delay caused by the occurrence of an Event of Force Majeure or Tenant’s delay. The Delayed Common Area Improvements will be considered substantially completed at such time as the Project architect has correctly certified that said work has been substantially completed in accordance with the general specifications attached hereto and made part hereof as Exhibit D.

8.2 Tenant Improvements.

(a)	Tenant Improvement Allowance. Landlord will allocate a Tenant Improvement Allowance of Thirty-Three and No/100 Dollars ($33.00) per square foot (“Tenant Improvement Allowance”) for Tenant’s cost to design and construct the work (in addition to Landlord’s Work identified in Exhibit D) required to the Leased Premises pursuant to Tenant’s Plans and Specifications (“Tenant Improvements”). Any unused Tenant Improvement Allowance may be used by Tenant for moving costs, furniture, fixtures or equipment, or phone and data costs within the Leased Premises, reimbursement for which shall be paid to Tenant within fifteen (15) days after Landlord receives reasonable evidence demonstrating the foregoing amounts invoiced to or paid by Tenant and Tenant is operating within the Leased Premises.

(b)	Tenant’s Initial Plans; the Tenant Improvements. Tenant desires Landlord to perform the Tenant Improvements work in the Leased Premises in accordance with the plan or plans (collectively, the “Initial Plan”) prepared by BDH & Young (the “Architect”), copies of which are attached hereto as Exhibit E, and in accordance with the more fully detailed Working Drawings (as defined and described in Article 8.2(c) below). As soon as practicable, Tenant shall furnish to Landlord such additional plans, drawings, specifications and finish details as Landlord may reasonably request to enable Landlord’s architects and engineers to prepare the mechanical, electrical and plumbing plans and to prepare the Working Drawings, including a final telephone layout and special electrical connection requirements, if any. The Initial Plan and such additional plans, drawings, specifications and finish details are sometimes collectively referred to herein as “Tenant’s Plans and Specifications”. All plans, drawings, specifications and other details describing the Tenant Improvements that have been or are hereafter furnished by or on behalf of Tenant shall be subject to Landlord’s approval, which Landlord agrees shall not be unreasonably withheld, conditioned or delayed. If Landlord does not reject any proposed component of Tenant’s Plans and Specifications by written notice to that effect to Tenant within five (5) business days after receipt of the same, then they shall be deemed to be approved. Any notice of rejection must include a reasonably detailed explanation of Landlord’s objections so that Tenant may address the same. Landlord shall not be deemed to have acted unreasonably if it withholds its approval of any plans, specifications, drawings or other details because, in Landlord’s reasonable opinion, the work, as described in any such item, or the Additional Work, as the case may be: (i) is likely to adversely affect Office Building systems, the structure of the Office Building or the safety of the Office Building and/or its occupants; (ii) is likely to impair Landlord’s ability to furnish services to Tenant or other tenants in the Office Building; (iii) would materially increase the cost of operating the Office Building; (iv) would violate any governmental laws, rules or ordinances; (v) contains or uses hazardous or toxic materials or substances in violation of applicable laws; or (vi) is likely to be substantially delayed because of unavailability or shortage of materials necessary to perform such work or the difficulties or unusual nature of such work. Neither the approval by Landlord of the Tenant Improvements or the Initial Plan or any other plans, drawings, specifications or other items associated with the Tenant Improvements nor Landlord’s performance, supervision or monitoring of the Tenant Improvements shall constitute any warranty by Landlord to Tenant of the adequacy of the design for Tenant’s intended use of the Leased Premises.

(c)

Working Drawings. If necessary for the performance of the Tenant Improvements and not included as part of the Initial Plan, Landlord shall prepare or cause to be prepared final working drawings and specifications for the Tenant Improvements (the “Working Drawings”) based on and consistent with the Initial Plan and the other plans, drawings, specifications, finished details and other information furnished by Tenant to Landlord and approved by Landlord pursuant to Article 8.2(b), above. The Working Drawings shall be subject to Tenant’s prior approval. So long as the Working Drawings are consistent with the Initial Plan, Tenant shall approve the Working Drawings within five (5) business days after receipt of same from Landlord by initialing and returning to Landlord each sheet of the Working Drawings or by executing Landlord’s approval form then in use, whichever method of approval Landlord may designate.

(d)	Use of the Tenant Improvement Allowance. Landlord shall pay for a portion of the “Cost of the Tenant Improvements” (as defined below) in an amount not to exceed the amount of the Tenant Improvement Allowance, and Tenant shall pay for the Cost of the Tenant Improvements in excess of the Allowance within fifteen (15) days of receipt of an invoice. For purposes of this Agreement, the term “Cost of the Tenant Improvements” shall mean and include any and all costs and expenses of the Tenant Improvements, including, without limitation, the cost of Tenant’s Plans and Specifications (whether incurred by Landlord or Tenant) and all labor and materials constituting the Tenant Improvements.

(e)	Payment. Prior to commencing the Tenant Improvements, Landlord shall submit to Tenant a written statement of the total Cost of the Tenant Improvements as then known by Landlord, and such statement shall indicate the amount, if any, by which the total Cost of the Tenant Improvements exceeds the Tenant Improvement Allowance (the “Excess Costs”). Landlord shall secure fixed bid or guaranteed maximum price construction contracts for the Tenant Improvements, the form and content of which (including the pricing therein) shall be subject to the reasonable written approval of Tenant. If Tenant does not deliver Landlord notice of rejection within seven (7) business days after receipt of such contract from Landlord, then Tenant shall be deemed to have approved the contract. If Tenant rejects the contract, the rejection shall include a reasonably detailed explanation of the basis for rejection, and Landlord and Tenant shall use diligent and good faith efforts to revise the contract until it is acceptable. In the event, and each time, that any change order by Tenant causes the Cost of the Tenant Improvements to be increased or decreased, Landlord shall deliver to Tenant a revised statement of the total Cost of the Tenant Improvements, indicating the revised calculation of the Excess Costs, if any.

(f)	Substantial Completion. Landlord shall cause the Tenant Improvements to be Substantially Completed on or before December 15, 2008, subject to delays caused by any Event of Force Majeure and Tenant’s Delay. Without limitation, the following are examples of delays that are not Events of Force Majeure: poor planning, slow mobilization, failure to coordinate or supervise the work, failure to obtain financing, or inadequate financial resources. Landlord agrees to use reasonable diligence to complete all punchlist work listed in the aforesaid Architect’s certificate promptly after substantial completion.

If on the date Landlord delivers the Leased Premises to Tenant with Landlord’s Work and Tenant’s Improvements substantially completed, there remain unfinished or defective items which do not materially interfere with the operation of Tenant business in the Leased Premises, Landlord and Tenant will, within five (5) business days from the date Landlord delivers the Leased Premises to Tenant, jointly prepare a written list (the “Punchlist”) of such uncompleted items. Landlord agrees to complete the Punchlist items with all due diligence within sixty (60) days of the preparation of the Punchlist, subject to any delay caused by the occurrence of any Event of Force Majeure.

(g)	Consequences of Delays. If Landlord does not Substantially Complete Landlord’s Work, the Tenant Improvements and/or the Landlord Project Improvements by December 15, 2008 for any reason other than the occurrence of an Event of Force Majeure or Tenant’s Delay, then Tenant may deduct from installments of Base Rent and Additional Rent subsequently becoming due under the terms, of this Agreement the amount of $3,956.00 per day for each day that said failure continues, which amount is acknowledged to be fair and reasonable liquidated damages, and not a penalty, and which remedy shall be Tenant’s sole remedy for said delay, except as explicitly set forth in this Lease. If Landlord’s Work, the Tenant Improvements and/or the Landlord Project Improvements have not been Substantially Completed by April 1, 2009 (i) for any reason other than the occurrence of an Event of Force Majeure or Tenant’s Delay, then, in addition to any and all other available rights and remedies (excluding any claim for consequential, exemplary or lost profit damages), Tenant shall have the right to terminate this Lease, or (ii) for any reason other than Tenant’s Delay, then, if Tenant does not elect to terminate this Lease pursuant to clause (i), above, then Tenant may deduct from installments of Base Rent and Additional Rent subsequently becoming due under the terms of this Agreement the amount of Seven Thousand Five Hundred Dollars ($7,500.00) per day for each day that said failure continues, which amount is acknowledged to be fair and reasonable liquidated damages, and not a penalty, and which remedy shall be Tenant’s sole remedy for said delay, except as explicitly set forth in this Lease.

(h)

Additional Tenant Improvements. Upon Tenant’s request and submission by Tenant (at Tenant’s sole cost and expense) of the necessary information and/or plans and specifications for work other than the Tenant Improvements described in Tenant’s Plans and Specifications and the Working Drawings (“Additional Tenant Improvements”) and the approval by Landlord of such Additional Tenant Improvements, which approval Landlord agrees shall not be unreasonably withheld, condition or delayed, Landlord shall perform such Additional Tenant Improvements, at Tenant’s sole cost and expense, subject, however, to the following provisions of this Article 8.2(h). Prior to commencing any Additional Tenant Improvements requested by Tenant, Landlord shall submit to Tenant a written statement of the cost of such Additional Tenant Improvements, and, concurrently with such statement of cost, Landlord shall also submit to Tenant a proposed tenant extra order (the “TEO”) for the Additional Tenant Improvements.

Tenant shall execute and deliver to Landlord such TEO and shall pay to Landlord the entire cost of the Additional Tenant Improvements within five (5) business days after Landlord’s submission of such statement and TEO to Tenant. If Tenant fails to execute or deliver such TEO or pay the entire cost of such Additional Tenant Improvements within such 5-business day period, then Landlord shall not perform any of the Additional Tenant Improvements and shall proceed to do only the Tenant Improvements, as specified in Tenant’s Plans and Specifications and the Working Drawings. The dates set forth in this Article will be extended for the time period equal to the delay identified in the TEO, if any, that the Additional Tenant Improvements delay Substantial Completion of Landlord’s Work, Tenant’s Improvements or Landlord’s Project Improvements. Notwithstanding any other terms or provisions in this Lease, if there are excess Tenant Improvement Allowance funds, Tenant may elect to apply said excess Tenant Improvement Allowance funds toward the cost of the Additional Tenant Improvements.

(i)	Notice of Completion. Landlord agrees to provide monthly progress reports and to meet with Tenant on a regular basis to discuss and confirm the progress of the Tenant Improvements and the timing for completion of the same. At Tenant’s request, Landlord’s general contractor performing the Tenant Improvements shall also attend such meetings. Landlord shall deliver notice to Tenant forty-five (45) days prior to Substantial Completion of the Tenant Improvements, which time period is intended to permit Tenant to acquire equipment and other personal property for the Leased Premises in a timely manner.

(j)	Tenant Access. Landlord, upon request by Tenant, shall grant to Tenant a license to have access to the Leased Premises prior to the date designated in the Lease for the commencement of the term of the Lease to allow Tenant to do other work desired by Tenant to make the Leased Premises ready for Tenant’s use and occupancy (the “Tenant’s Pre-Occupancy Tenant Improvements”). It shall be a condition to the grant by Landlord and continued effectiveness of such license that:

A.	Tenant shall deliver to Landlord a written request for access to the Leased Premises, which request shall contain or shall be accompanied by each of the following items, all in form and substance reasonably acceptable to Landlord: (i) copies of all plans and specifications, if applicable, pertaining to Tenant’s Pre-Occupancy Tenant Improvements; (ii) copies of any permits required in connection with the performance of Tenant’s Pre-Occupancy Tenant Improvements; and (iii) certificates of insurance in connection with Tenant’s Pre-Occupancy Tenant Improvements.

B.	Such pre-term access by Tenant and its representatives shall be subject to scheduling by Landlord, which Landlord shall use reasonable efforts to coordinate.

C.	Tenant’s employees, agents, contractors, workers, mechanics, suppliers and invitees shall work in harmony and not interfere with Landlord or Landlord’s contractors in performing the Tenant Improvements and any Additional Tenant Improvements in the Leased Premises.

D.	Any such entry into and occupancy of the Leased Premises by Tenant or any person or entity working for or on behalf of Tenant shall be deemed to be subject to all of the terms, covenants, conditions and provisions of the Lease, specifically the provisions regarding Tenant’s improvements and alterations to the Leased Premises, and excluding only the covenant to pay Rent. Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s Pre-Occupancy Tenant Improvements made in or about the Leased Premises or to property placed therein prior to the commencement of the Lease Term, the same being at Tenant’s sole risk and liability. Tenant shall be liable to Landlord for any damage to the Leased Premises or to any portion of the Tenant Improvements or Additional Tenant Improvements caused by Tenant or any of Tenant’s employees, agents, contractors, workers or suppliers.

(k)	Quality of Tenant Improvements. All Tenant Improvements and Additional Tenant Improvements performed by Landlord or its contractors shall be performed in a good and workmanlike manner and in compliance with all applicable statutes, building codes, governmental rules, regulations and other applicable laws, and, if applicable, the Declaration and any other applicable covenants, conditions and restrictions. Further, Landlord shall warrant said work for a period of one (1) year after the date of final completion thereof. Landlord shall enforce any and all contractor, supplier and/or manufacturer warranties with respect to the Tenant Improvements and Additional Tenant Improvements, as applicable.

9. Maintenance, Repairs and Operation.

9.1 By Landlord. Through the Lease Term and any extensions or renewal thereof, Landlord will (subject to Tenant’s reimbursement obligations, to the extent applicable), keep, maintain, and repair (including replacements, if necessary), maintain or cause to be maintained the structural portions of the roof, foundations, floors and exterior walls of the Office Building, as well as the Office Building Common Area and the Common Area, provided, however, that Tenant will pay the cost of repairs for any damage occasioned by Tenant’s use of the Leased Premises, Office Building, or the Common Area (other than ordinary wear and tear), or any act or omission of Tenant or Tenant’s representatives or invitees, to the extent (if any) not covered by Landlord’s property insurance, (as set forth in Article 6.3). Tenant will immediately report in writing to Landlord any defective condition in the Leased Premises known to Tenant which Landlord is required to repair. Throughout the term of this Lease, Landlord shall provide such maintenance and services as typically provided for Class A office buildings in the Minneapolis-St. Paul metropolitan area.

Landlord hereby reserves the right, at any time and from time to time, at Landlord’s sole expense and without liability to Tenant, and without constituting an eviction, constructive or otherwise, or entitling Tenant to any abatement of rent or to terminate this Lease or otherwise releasing Tenant from any of Tenant’s obligations under this Lease: (i) to make alterations, additions, repairs, improvements to or in or to decrease the size of area of, all or any party of the Office Building, the fixtures and equipment therein, and the systems; (ii) to change the Office Building’s name or street address; (iii) to install and maintain any and all signs on the exterior or interior of the Office Building; (iv) to reduce, increase, enclose or otherwise change at any time and from time to time the size, number, location, lay-out and nature of the common areas (including the Parking Garage) and other tenancies and premises in the Project and to create additional rentable areas through use or enclose of common areas; and (v) if any Governmental Authorities promulgate or revise any law or imposes mandatory or voluntary controls or guidelines on Landlord or the Project relating to the use or conservation of energy or utilities or the reduction of automobile or other emissions or reduction or management of traffic or parking with the Project, to comply with said controls, whether mandatory or voluntary, or make any alterations to the Project related thereto. Notwithstanding the foregoing, Landlord shall not cause or permit any of the foregoing to materially adversely affect Tenant’s use or enjoyment of, or access to and from, the Leased Premises, and Landlord shall not thereby cause or permit Operating Costs payable by Tenant to materially increase. Landlord will provide janitorial service to the Leased Premises five (5) days per week, which cost for said service will be reimbursed to Tenant by Landlord, as Additional Rent, along with Tenant’s payment of Operating Costs.

9.2 By Tenant. Tenant will at all times during the term of this Lease, any extensions thereof, and during any period of holding over, at its sole expense, under the direction of Landlord, keep, maintain, replace and repair interior walls, floor coverings, ceiling (including without limitation tiles and grids), Tenant Improvements, fire extinguishers, outlets and fixtures and any appliances, in first class condition, subject to ordinary wear and tear. Tenant will also keep the Leased Premises in a clean and safe condition, the non-structural interior portions of the Leased Premises, including all interior plate glass, glass doors and windows, among other things, in good order, condition, and repair, in a safe, clean, and free of trash and waste condition, and in compliance with all applicable laws, ordinances, rules, and regulations of governmental authority, or of any company or companies insuring against losses resulting from damage or destruction to the Leased Premises or personal injuries, deaths, or property damage occurring in, on, or about the Leased Premises. The cost of all repairs made necessary to the Leased Premises by the fault or negligence of Tenant, its employees, agents, customers or invitees, will be paid promptly by Tenant, except to the extent covered by Landlord’s Insurance. Tenant will not make any repairs, alterations or additions, including alterations prior to the commencement of this Lease, or make any contracts therefore, without first procuring Landlord’s written consent, unless the cost thereof is less than Twenty-five Thousand Dollars ($25,000) and said repairs, alterations or additions are non-structural in nature. Prior to Tenant’s commencement of any repairs, alterations or additions to the Leased Premises, either under this Article or Article 8, Tenant will deliver to Landlord any plans and specifications as well as copies of proposed contracts and necessary permits, and furnish such indemnification against liens, costs, damages and expenses as may be reasonably required by the Landlord, Tenant has the right to install a generator, subject to applicable Governmental Requirements, the installation, maintenance, repair and removal of the generator will be at Tenant’s sole cost and expense.

All alterations, additions, improvements and fixtures, other than trade fixtures, which may be made or installed by either of the parties hereto upon the Leased Premises, and which are in any manner attached to the floors, walls or ceilings at the termination of this Lease will at the expiration or earlier termination of the Term become the property of Landlord and will remain upon and be surrendered with the Leased Premises as a part thereof, without damage or injury, unless Landlord requests, at the time approving such installation, that such alterations or improvements be removed, in which event the same will be removed by the Tenant at the expiration of the term of this Lease at its own expense, and it will be obligated to repair any damages occasioned thereby. Tenant will leave the Leased Premises in the condition as set forth in this subsection and Article 34. Any other terms or provisions in this Lease to the contrary notwithstanding, Tenant shall have the right to remove equipment, trade fixtures, racks, office cubicles, wall-mounted displays and any other fixtures or improvements made by or on behalf of Tenant, so long as Tenant repairs damage, if any, caused by the removal.

9.3 Liens. Prior to Tenant’s commencement of any repairs, alterations or additions to the Leased Premises, either under this Article or Article 8, Tenant will serve on all contractors and post statutory notice (Minn. Stat. §514.06), and keep said notice posted in a conspicuous place on the Leased Premises, notifying all laborers and/or materialmen that said improvements or alterations are not for the benefit of the Landlord or at Landlord’s instance. Tenant will conspicuously post (within the Leased Premises, at the main entrance to the Leased Premises, as well as all other places of ingress or egress) notice placards (not less than two feet square) stating in large block lettering:

“ANY AND ALL CONSTRUCTION WORK AND OTHER IMPROVEMENTS BEING MADE TO THESE LEASED PREMISES (LIST ADDRESS) ARE NOT BEING MADE AT THE INSTANCE OF THE BUILDING’S OWNER, WINDSOR PLAZA, LLC. WINDSOR PLAZA, LLC IS NOT RESPONSIBLE FOR THE PAYMENT OF ANY SUCH CONSTRUCTION WORK.”

9.4 Indemnification. Tenant will pay when due, and indemnify, defend and hold Landlord harmless from, all claims for labor or materials furnished or alleged to have been furnished to Tenant for use in the Leased Premises, which claims are or may be secured by any lien against the Leased Premises, the Project, or any interest therein. Tenant will not permit the Leased Premises or the Project to become subject to any mechanic’s, laborers, or materialman’s lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Leased Premises by, or at the direction or sufferance of Tenant; and the Tenant will remove the lien of record by the payment or by bonding with a court of competent jurisdiction or a Surety Company authorized to do business in the state in which the Leased Premises is located, within twenty (20) days from the date of the filing of said mechanic’s or other lien. Should the Tenant fail to take the foregoing steps within said twenty (20) day period, then the Landlord will have the right, among other things, to pay said lien without inquiry into the validity thereof, and the Tenant will forthwith reimburse the Landlord for the total expense incurred by it in discharging said lien as Additional Rent hereunder; provided, however, that Tenant will have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien if Tenant will give to Landlord such security as may be deemed satisfactory to

Landlord to assure payment thereof and to prevent any sale, foreclosure, or forfeiture of the Leased Premises by reason of non-payment thereof; provided further, that on final determination of the lien or claim for lien, Tenant will immediately pay any judgment rendered, with all proper costs and charges, and will have the lien released and any judgments satisfied.

9.5 Americans with Disabilities Act. In the event that any alteration or repair to the Leased Premises is undertaken by Tenant with or without Landlord’s consent, or is undertaken by Landlord at Tenant’s request during the Term or any Option Term, such alteration or repair will (i) be designed and constructed in full compliance with the Americans With Disabilities Act, as amended from time to time (the “Act”) if such alteration is undertaken by Tenant, and (ii) will be designed by Tenant in full compliance with the Act if such alteration or repair is undertaken by Landlord at Tenant’s request, and the cost of any such design, alteration or repair to the Leased Premises or the Project will be borne by Tenant, including without limitation (a) the cost of any such design, alteration or repair required as a result of (i) Tenant or an assignee or subtenant being deemed a “Public Accommodation” or the Leased Premises being deemed a “Place of Public Accommodation” or (ii) such alteration or repair being deemed to affect an “Area of Primary Function” (as such terms are defined in the Act); and (b) the cost of the installation or implementation of any “Auxiliary Aid” required under the Act as a result of the operation of any business within the Leased Premises. In addition, after Tenant takes possession of the Leased Premises following the substantial completion of Landlord’s Work, Tenant will be responsible for all costs and expenses incurred in order to cause the Leased Premises and the operation of any business within the Leased Premises to comply with the Act, and, if Tenant fails to maintain the Leased Premises in compliance with the Act, Landlord will have the right but not the obligation, at Tenant’s sole cost and expense, to enter the Leased Premises and cause the Leased Premises to comply with the Act; and Tenant will indemnify, defend and hold Landlord harmless from and against any and all costs, claims and liabilities, including, without limitation, attorneys’ fees and court costs, arising from or related to Tenant’s failure to maintain the Leased Premises in compliance with the Act.

10. Intentionally Deleted

11. Events of Default. Any of the following will be deemed an “Event of Default” under this Lease:

11.1 Monetary Default. Tenant fails to pay Base Rent, Operating Costs, Additional Rent or any other payment within ten (10) days from the date said payment is due. Further, Tenant will have five (5) business days after the date of notice by Landlord to Tenant to pay the amount due before an Event of Default will be deemed to have occurred.

11.2 Non-Monetary Default. Tenant defaults in or breaches any term or condition to be kept or performed by it under this Lease; and such default continues for a period of thirty (30) days after written notice by Landlord for any other breach or default, or such longer period as may be required if the cure cannot be completed within said thirty (30) days so long as Tenant commences cure within said thirty (30) days and diligently is pursuing the cure to completion, but no longer than sixty (60) days, subject to delays caused by an Event of Force Majeure.

11.3 Insolvency. Unless prohibited by law, it will be an event of default if (i) Tenant is declared bankrupt or insolvent; or (ii) Tenant petitions, or consents to a petition, that it be declared bankrupt under Chapter 7 of the Bankruptcy Code or subsequent legislation intended to replace such chapter; or (iii) if without the assumption, ratification and confirmation of this Lease, and the payment of all rentals and other charges due hereunder then due, past due or coming due, without regard to initiation of the proceedings or actions, Tenant petitions or consents to a petition that there be a reorganization or arrangement of its affairs under the Bankruptcy Act or any insolvency law, or Tenant makes an assignment for the benefit of its creditors, or Tenant petitions, or consents to a petition, that a receiver, trustee or custodian be appointed for all or substantially all of its assets; or a petition that Tenant be declared bankrupt or that a receiver, trustee or custodian be appointed for all or substantially all of Tenant’s assets is filed without the consent of Tenant and is not discharged within sixty (60) days following the filing thereof. For purposes of this Article, the term Tenant will include any assignee of Tenant.

11.4 Security Deposit. Landlord hereby acknowledges receipt from Tenant of the Security Deposit in the amount of $450,000, to be held by Landlord without interest as security for the performance by Tenant of Tenant’s obligations under this Lease. Such deposit may not be commingled with Landlord’s other funds and is not an advance payment of rental or a measure of Landlord’s damages in case of default by Tenant. Upon the occurrence of any default by Tenant, Landlord may, at Landlord’s option, from time to time, without prejudice to any other remedy available to Landlord, use such fund to the extent permitted by law and deemed necessary by Landlord to cure such default and to reimburse Landlord for any damage, injury, expense or liability caused to Landlord by such default, and Tenant will pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If Tenant is not then in default hereunder, any remaining balance of the Security Deposit will be returned by Landlord to Tenant upon termination of this Lease (and if Tenant is then in default hereunder, Landlord shall withhold the amount of the Security Deposit necessary to cure the default and shall return the balance, if any, to Tenant). So long as there is no uncured Event of Default by Tenant, the Security Deposit will be reduced to $300,000 on the first anniversary of the Rent Commencement Date, and $150,000 on the second anniversary of the Rent Commencement Date. Notwithstanding any other terms to the contrary in this Article 11.4, Tenant may, at Tenant’s option, satisfy the security deposit obligations by delivering to Landlord a letter of credit from a bank, or financial institution reasonably acceptable to Landlord, in lieu of depositing cash with Landlord.

12. Intentionally Deleted

13. Landlord’s Right to Cure Tenant’s Defaults. Landlord may cure any Event of Default of Tenant under any term or condition of this Lease to be kept or performed by Tenant, provided thirty (30) days’ prior written notice thereof is given to Tenant except in the case of emergency when no notice will be required, and charge the cost incurred hereby to Tenant who will repay, as Additional Rent, together with interest at the Contract Rate, Landlord for such costs within fifteen (15) days after Landlord gives written notice to Tenant of the amount thereof.

14. Landlord’s and Tenant’s Remedies.

14.1 Remedies. Upon the occurrence of any Event of Default by Tenant, Landlord, in addition to any of the remedies available at law or equity, will have the option to pursue any one or more of the following remedies without any notice or demand:

(1)	Terminate this Lease and recover possession of the Leased Premises in accordance with Minnesota law, in which event Tenant will immediately surrender the Leased Premises. Landlord may, without prejudice to any other remedy which it may have for possession or recovery of rent, enter upon and take possession of the Leased Premises, and lock out, expel or remove Tenant and any other person who may be occupying all or any part of the Leased Premises without being liable for prosecution for any claim for damages. Subject to this Article 14.1(1), Tenant agrees to pay on demand the amount of all loss and damage which Landlord may suffer by reason of the termination of the Lease under this subsection, whether through the inability to relet the Leased Premises on satisfactory terms or otherwise. The Landlord will be entitled to recover from Tenant forthwith as its damages, the sum of money equal to a total of (i) all reasonable costs of recovering the Leased Premises, (ii) the unpaid rent owed at the time of termination, plus interest thereon from the due date at the Contract Rate, (iii) an amount equal to (a) the balance of the rent for the remainder of the term discounted to present value, utilizing an eight percent (8%) discount factor, less (b) the fair market rental value of the Leased Premises for the balance of the Lease Term, and (iv) any other sum of money and damages owed by Tenant to Landlord pursuant to this Lease.

(2)	Recover possession of the Leased Premises in accordance with Minnesota law without termination of the Lease and, if necessary, expel or remove the Tenant, and lock out, expel or remove Tenant and any other person that may be occupying all or any part of the Leased Premises without being liable for prosecution for any claim for damages, and relet the Leased Premises on behalf of Tenant, and receive directly the rent by reason of subletting. Tenant agrees to pay Landlord on demand any deficiency that may arise, by reason of any reletting of the Leased Premises to the extent attributable to the remainder of the Term and any reasonable expenditures made by Landlord for remodeling or repairing in order to relet the Leased Premises to the extent attributable to the remainder of the Term. No such re-entry or taking of possession of the Leased Premises by Landlord will be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant, or unless the termination thereof be decreed by a court of competent jurisdiction;

(3)	Subject to Article 13 hereof, if the default can be cured by the expenditure of money, Landlord may, at its option, cure such default, and Tenant will be obligated to reimburse Landlord upon demand, as Additional Rent hereunder, for all such expenditures reasonably incurred, together with interest, at the Contract Rate. Tenant will also pay all and costs and reasonable attorneys’ fees incurred in connection with such cure and collecting such amounts from Tenant.

In the event that Tenant defaults in the performance of any of the terms, current agreements or conditions contained in this Lease, and Landlord successfully enforces all or any part of this Lease or recovers possession of the Leased Premises, Tenant agrees to pay or reimburse Landlord for all costs and expenses reasonably incurred in connection therewith, including reasonable attorneys’ fees and expert fees.

(4)	Any amount payable by Tenant to Landlord pursuant to the terms of the Lease will bear interest at the Contract Rate compounded annually, from the date due until the date paid.

Any other provision in this Lease to the contrary notwithstanding, Tenant shall remain entitled to any and all rights and remedies (except termination of the Lease) that may be available to it pursuant to Minnesota unlawful detainer, eviction or similar laws and to the extent applicable, Landlord shall be obligated to use reasonable efforts to relet the Leased Premises and to mitigate damages. For purposes of this Lease, “Mitigate” requires Landlord solely to: (i) list the Leased Premises with a reputable real estate broker; (ii) post “for lease” signs at the Leased Premises; (iii) show the Leased Premises to potential tenants; and (iv) rent the Leased Premises to an interested and qualified tenant willing to pay fair market rent and enter into a lease agreement acceptable to Landlord in its reasonable discretion, but Landlord has no obligation to show or lease the Leased Premises before other comparable vacant spaces within the Project. Landlord is not obligated to take any further action to relet the Leased Premises or to mitigate its damages other than to Mitigate. Tenant cannot assert as a defense to an Event of Default by Tenant that Landlord is required to take further action to relet the Leased Premises or has any other duty to mitigate, apart from the obligation to Mitigate as defined herein.

14.2 Landlord’s Default. Tenant will give Landlord written notice of any default by Landlord under this Lease. With respect to any monetary default, Landlord will have twenty (20) days following receipt of such notice to cure such default. With respect to any non-monetary default, Landlord will have thirty (30) days after Landlord’s receipt of Tenant’s default notice to cure such default; provided, however, that if such default cannot reasonably be cured within thirty (30) days, Landlord will have such longer period, up to sixty (60) days, subject to delays caused by an Event of Force Majeure, to cure such default as is necessary provided Landlord promptly commences (i.e., within such 30 day period) and diligently pursues such cure, and provided further, that if the default relates to a matter which in Tenant’s reasonable judgment, is of an emergency nature (which will mean a substantial risk of imminent danger to person or property), the Landlord will have only forty-eight (48) hours (or such lesser period as is reasonable under the circumstances) to cure such default. If Landlord fails to cure any such default within the applicable cure period, then Tenant, at its option, may (a) cure the default, in which event Landlord will reimburse Tenant for all reasonable amounts spent on such cure, or (b) bring suit for the collection of any actual out-of-pocket damages. If Landlord fails to reimburse Tenant within thirty (30) days after demand (except as explicitly set forth herein), Tenant may, at its option, in addition to all other available remedies, offset said amount from amounts subsequently payable by Tenant under this Lease. Any claim for equitable relief must be commenced by Tenant, by the service of a complaint on Landlord, within six (6) months of Tenant’s discovery of Landlord’s breach or alleged breach of this Lease, and Tenant may not terminate this Lease unless Tenant provides Landlord at least ninety (90) days written notice prior to termination. If within said ninety (90) day period the Landlord cures the Event of Default, Tenant’s termination of the Lease (or any right thereto) as a result of said Event of Default will be null and void, and of no further force and effect. Tenant may, however, during said ninety (90) day period, pursue other remedies afforded Tenant under this Lease. Notwithstanding anything to the contrary, Landlord will not be responsible or liable for exemplary or punitive damages, as a result of any breach or alleged breach of this Lease. The foregoing ninety (90) day notice and cure period shall not apply with respect to Tenant’s termination rights under Article 8 of this Lease.

Neither Landlord nor Tenant will have any implied obligations under this Lease. Neither Landlord nor Tenant will be considered in default under this Lease unless said party breaches, violates or defaults an express provision of this Lease, and does not cure such breach, violation or default within the time period permitted hereunder. Any amount payable by Landlord to Tenant pursuant to the terms of this Lease will bear interest at the Contract Rate (defined in Article 16 herein) from the date due until same is paid, compounding annually.

Tenant will have no right to offset against the payment of Base Rent or any other payment due hereunder, as a result of Landlord’s default, unless otherwise expressly set forth herein.

15. Services to be Provided by Landlord; Failure. No interruption of services to be provided by Landlord will ever be considered to be an eviction or disturbance of Tenant’s interest, or to render Landlord, his agents, independent contractors, or employees liable to Tenant for damages unless caused by the negligence or default of Landlord, or to relieve Tenant from performance of its obligations under this Lease. Landlord will promptly act to remedy any interruption of services which it is obligated to provide hereunder.

16. Enforcement Costs. If either Landlord or Tenant is required to employ counsel to enforce performance or seek compensation due to breach of the other party’s obligations or agreements under this Lease, the prevailing party will be entitled to collect from the other party reasonable attorney’s fees, costs, and expenses hereby incurred, including consulting fees, whether suit be brought or not.

17. No Waiver of Terms or Conditions. Failure of either Landlord or Tenant to insist, in any one or more instances, upon strict performance of any term or condition of this Lease or to exercise any option herein contained will not be construed as a waiver or relinquishment of such term, condition, or option in the future; and receipt by Landlord of Rent under this Lease with knowledge of an existing default by Tenant under this Lease will not be construed as a waiver of that default.

18. Interest. Unless otherwise set forth in the Lease, any monies owed by Landlord or Tenant to the other party, following the failure of payment and the applicable cure period, will bear interest during the period such monies are owed at an annual rate equal to the lesser of (i) the highest contract rate permitted by law or (ii) two (2%) percent over the rate then announced by U.S. Bank National Association as its “prime”, “base” or “reference” rate (“Contract Rate”).

19. Damage or Destruction. If the Leased Premises are partially destroyed during the Lease Term from any cause insured under the property insurance policy for the Office Building, Landlord will forthwith repair the same, provided such repairs can reasonably be made within one hundred twenty (120) days from date of such destruction, under the then applicable Governmental Requirements and in light of the extent of such damage and the then condition of the labor market and availability of materials and supplies, but such partial destruction will in no manner annul or void this Lease, except that Tenant will be entitled to a proportionate reduction of Rent following such damage, such proportionate reduction to be based upon the extent to which the destruction and the making of such repairs will interfere with the business carried on by Tenant in the Leased Premises, in Tenant’s reasonable judgment. If such repairs cannot be made within one hundred and twenty (120) days, Landlord may, at its option, complete the same within a reasonable time, this Lease continuing in full force and effect and the rent to be proportionately abated as described above.

If the Leased Premises are totally destroyed and Landlord has not elected (by notice in writing to the Tenant given within sixty (60) days of the destruction) to rebuild the Leased Premises, either party hereto may elect to terminate this Lease by written notice to the other given after the end of the said sixty (60) day period.

If the repair of damage is delayed by an Event of Force Majeure, or any unusually long period to adjust insurance proceeds, then the time period within which Landlord will be required to repair the Leased Premises or the Building in which the Leased Premises are situated will be extended by a period equal to the delay. The provisions described above will constitute the express agreement of Landlord and Tenant regarding any damage to or destruction of the Leased Premises and Tenant waives any right to terminate this Lease pursuant to Minnesota Statute §504.05 as now in effect or as the same may be hereafter amended, supplemented or replaced.

Notwithstanding anything to the contrary, Landlord will not be obligated to repair or rebuild if (i) Landlord’s mortgagee requires that the proceeds of Landlord’s insurance be applied against such mortgagee’s indebtedness, or (ii) Landlord complied with Landlord’s insurance obligation under this Lease and the Casualty resulted from a peril not covered by such insurance, and in either case, Landlord notifies Tenant of such event within thirty (30) days after the date of the Casualty. If the Landlord so notifies Tenant, the Lease Term will terminate as of the date Tenant receives Landlord’s notice; provided, however, that to the extent the Leased Premises remain tenantable, Tenant shall have an additional sixty (60) days to vacate the Leased Premises.

Any other provision in this Lease to the contrary notwithstanding, if the Leased Premises, access to the Leased Premises and/or any part of the Project that provides essential services to the Leased Premises (each of which comprise the “Relevant Space”) is damaged such that Tenant’s business operations in the Leased Premises and/or access to the Leased Premises, and/or the ability to use or enjoy the Leased Premises for their intended purposes are materially and adversely impaired in whole or in part and it is estimated that the time period to repair and restore the damage will be two hundred ten (210) days or more from the date of the damage using standard working methods and procedures, then Tenant shall have the right to terminate this Lease by delivering written notice to that effect to Landlord. Similarly, if any of the Relevant Space is damaged in whole or in part from any cause and such damage is not in fact fully repaired and restored within two hundred ten (210) days from the date of the damage

(irrespective of any estimated time for completion of the repair and restoration), then Tenant shall have the right to terminate this Lease by delivery of written notice to that effect to Landlord.

20. Condemnation. If all or a substantial part of the Leased Premises or such part of the Project will, in the opinion of Landlord render the balance thereof uneconomical, will be condemned for any public or quasi-public use or purpose, then the Lease Term will, at the option of Landlord, cease and terminate as of the date possession is to be taken by the authority, and all rentals will be paid up to that date, and Tenant will have no claim against Landlord for the value of any unexpired portion of the Lease Term or for damages or for any other reason whatsoever. Any condemnation award adjudicated or reached by way of settlement will belong in its entirety to Landlord, except that Tenant will have a right to relocation costs, loss of business and an award for its leasehold improvements and trade fixtures. If any part of the Project other than Tenant’s Leased Premises will be so expropriated, Tenant will have no right to cancel this Lease or to vary any covenant or agreement herein, unless (i) such materially impairs the parking available for Tenant or Tenant’s customers (ii) the taking materially adversely affects any part of the Relevant Space, or (iii) the taking materially adversely affects Tenant’s use of the Leased Premises.

Notwithstanding anything to the contrary stated elsewhere in this Lease, (a) Landlord will not be obligated to repair and/or rebuild the Leased Premises and/or the Project and will have the right to terminate this Lease if (i) Landlord’s mortgagee requires that the entire condemnation award be applied against such mortgagee’s indebtedness, or (ii) if Landlord’s portion of the condemnation award is inadequate for purposes of repairing and/or rebuilding, and (b) if termination of this Lease effectively precludes Tenant from recovery against the condemning authority, then Tenant shall have the right to postpone the effective date of termination of this Lease until after Tenant has received payment from the condemning authority as permitted by this Lease; provided, however, that Tenant’s and Landlord’s other obligations under this Lease shall be deemed terminated effective as of the physical taking of the Premises (with the exception of the obligations under this Lease that are intended to survive termination).

21. Assignment, Subletting or Other Disposition of Tenant’s Interest.

21.1 Assignment. The interests of the Tenant under this Lease may not be assigned, transferred, or otherwise encumbered, voluntarily or involuntarily, and the Leased Premises may not be sublet, in whole or in part, without the prior written consent of Landlord, which Landlord shall not unreasonably withhold, condition or delay. Tenant may assign its interest in this Lease, or sublet all or any part of the Leased Premises, without Landlord’s consent, with at least ten (10) days prior written notice to Landlord to a “Permitted Assignee” which means solely, an assignment to a corporation or other person, which in a writing assumes all obligations of Tenant hereunder and either (i) is an entity that controls, is controlled by or is under control of Tenant; (ii) is in connection with an event of merger or consolidation of Tenant with another entity; (iii) is in connection with the direct result of an event of a sale or transfer of all or substantially all of Tenant’s assets or stock, not in the ordinary course of business; (iv) is in connection with the result of a public offering of Tenant’s shares; or (v) is in connection with Tenant’s financing.

In no event will any assignment, transfer, sublease, or other disposition of the Tenant’s interest under this Lease, whether to a Permitted Assignee or otherwise, or whether or not occurring with the Landlord’s consent, relieve Tenant of Tenant’s obligations under this Lease. Any assignment, transfer, sublease or other disposition of the Tenant’s interest, under this Lease, whether permitted hereby and whether or not occurring with the Landlord’s consent, will be subject to the provisions of the Lease, Declaration and restrictions (including, without limitation, any exclusives encumbering the Project) in place at the time of the assignment, transfer, sublease or other disposition of the Tenant’s interest.

Landlord’s right to assign this Lease is and will remain absolute.

For purposes of this Article, a person, association, partnership, corporation or joint-stock company, trust, or other business entity, however organized, is an affiliate of the person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under, in control with, such person. Control will be defined as (i) ownership of fifty percent (50%) or more of the voting power of all classes of voting stock, or (ii) ownership of fifty percent (50%) or more of the beneficial interests in income and capital of an entity.

21.2 Determination of Reasonableness. Except with respect to an assignment to a Permitted Assignee for which Landlord’s consent is not required, in determining whether or not to grant its consent to the Tenant’s sublet or assignment request, Landlord may consider any reasonable factor. Landlord and Tenant agree that failure to satisfy any one of the following factors, or any other reasonable factor, will be reasonable grounds for denying Tenant’s request:

(a) the proposed subtenant/assignee, when combined with any guarantor and/or other party liable for the Tenant’s obligations under this Lease, must have a tangible financial net worth of an amount which satisfies the reasonable judgment of Landlord, evidenced by audited financial statements certified by an independent public accountant or if audited financial statements are not available at the time of such request, such proposed subtenant/assignee may deliver unaudited statements prepared in accordance with sound accounting principles consistently applied and certified to be true and correct by such proposed subtenant/assignee’s chief financial officer; and

(b) use of the Leased Premises by the proposed subtenant/assignee (i) will not violate or create any potential violation of any Governmental Requirements; (ii) will not violate any other agreements affecting the Project, the Landlord or other tenants at the Project including, without limitation, Exclusive agreements at the Project; (iii) will not constitute a nuisance or would disturb or endanger other tenants of the Project or interfere with their use of their respective premises, or which would tend to injure the reputation of the Project, (v) will not involve any prohibited use set forth in the Declaration, or (vi) is a use acceptable to Landlord in Landlord’s reasonable discretion.

21.3 Limitations. Any sublessee or assignee will agree in form reasonably satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease to the extent of the space sublet or assigned, and Tenant will deliver to Landlord promptly after execution an executed copy of each such sublease or assignment and an agreement of compliance by each such sublessee or assignee. Consent by Landlord to any assignment of this Lease or to any subletting of the Leased Premises will not be a waiver of Landlord’s rights under this Article as to any subsequent assignment or subletting.

During the existence of any uncured Event of Default (only), Tenant hereby absolutely and irrevocably assigns to Landlord any and all rights to receive rent and other consideration from any sublease and agrees that Landlord, as assignee or as attorney-in-fact for Tenant, for purposes hereof, or receiver for Tenant appointed on Landlord’s application may, but is not obligated to, collect said rents and other consideration and apply the same against Tenant’s obligations to Landlord under this Lease. Any excess rents and other consideration (in excess of Tenant’s due and payable obligations to Landlord) shall be immediately paid by Landlord to Tenant.

22. Indemnity. Landlord and Landlord’s agents and employees, will not be liable to Tenant for injury, death, property damage, burglary, theft or disappearance occurring in, on or about the Leased Premises and appurtenances thereto, Project or Common Area unless caused by the negligence of Landlord; and Tenant will defend, indemnify and hold them harmless from any claim, damage or expense arising out of any injury, death, property damage, burglary, theft, or disappearance occurring in, on or about the Leased Premises to Tenant or to any employee, customer or invitee of Tenant, or any other third party, unless due to Landlord’s failure to have performed any repairs which Landlord was required to do, or the negligence of Landlord or breach of this Lease by Landlord. If Landlord, without fault on its part, is made a party to any litigation commenced by or against Tenant, then Tenant will indemnify, defend and hold Landlord harmless from all loss, damage and expenses arising out of such litigation, and will pay all costs, expenses, and reasonable attorneys’ fees incurred or paid by Landlord in connection with such litigation.

Tenant and Tenant’s agents and employees, will not be liable to Landlord for injury, death, property damage, burglary, theft or disappearance occurring in, on or about the Leased Premises and appurtenances thereto, Project or Common Area unless caused by the negligence of Tenant; and Landlord will defend, indemnify and hold them harmless from any claim, damage or expense arising out of any injury, death, property damage, burglary, theft, or disappearance occurring in, on or about the Common Area or Building Common Area, unless due to Tenant’s failure to have performed any repairs which Tenant was required to do, or the negligence of Tenant or breach of this Lease by Tenant. If Tenant, without fault on its part, is made a party to any litigation commenced by or against Landlord, then Landlord will indemnify, defend and hold Tenant harmless from all loss, damage and expenses arising out of such litigation, and will pay all costs, expenses, and reasonable attorneys’ fees incurred or paid by Tenant in connection with such litigation.

Tenant agrees to Indemnify and save Landlord and its managing agent harmless against and from any and all claims by or on behalf of third parties arising from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or arising from any act of negligence on the part of Tenant or its agents, contractors, servants or employees, or arising from any accident, injury, burglary, theft, disappearance or damage to the extent caused by Tenant or its agents, contractors, servants or employees, without fault on the part of Landlord or Landlord’s agents, contractors, servants or employees, to any person, firm or corporation occurring during the Term of this Lease or any renewal thereof, in or about the Leased Premises and from and against all costs, reasonable counsel fees, expenses and liabilities incurred in or about any such claim or action or proceeding brought thereon; and in case any action or proceeding be brought against Landlord or its managing agent by reason of any such claim, Tenant, upon notice from Landlord, covenants to resist or defend such action or proceeding by counsel reasonably satisfactory to Landlord.

If any action or claim as articulated in the previous paragraph will be brought or asserted against a party to be indemnified hereunder (the “Indemnified Party”), the Indemnified Party will promptly notify the party obligated to indemnify hereunder (the “Indemnifying Party”) in writing and the Indemnifying Party will assume the defense thereof, including the employment of counsel and the payment of all expenses. The Indemnified Party will, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel will be paid by the Indemnified Party unless (i) the Indemnifying Party agrees in writing to pay such fees and expenses, (ii) the Indemnifying Party fails to assume the defense of such action or proceeding or (iii) the Indemnifying Party fails, in the reasonable discretion of the Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding. All such fees and expenses payable by the Indemnifying Party pursuant to the foregoing sentence will be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Party will be payable by the Indemnifying Party, upon demand by the Indemnified Party. The obligations of the Indemnifying Party under this Article will survive any termination of the Lease.

23. Waiver of Liability by Tenant.

(A) Landlord and Landlord’s agents and employees will not be liable for, and Tenant waives all claims for damage to property sustained by Tenant or, to the extent waivable by Tenant, any person claiming through Tenant resulting from any accident or occurrence in, upon or about the Leased Premises unless (subject to Article 23) caused by Landlord’s failure to perform any of its obligations under this Lease or the negligence by Landlord or its agents or employees.

(B) All property of Tenant kept in the Leased Premises will be so kept at Tenant’s risk only, and Tenant will indemnify and hold Landlord harmless from claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carrier, unless (subject to Article 19) caused by Landlord’s failure to perform any of its repair obligations under this Lease or the negligence or willful misconduct by Landlord or its agents or employees.

24. Waiver of Subrogation. Notwithstanding anything set forth in this Lease to the contrary, Landlord and Tenant do hereby waive any and all right of recovery, claim, action or cause of action against the other, their respective agents, officers and employees for any loss or damage that may occur to the Leased Premises or the Project or any addition or improvements thereto, or any contents therein, by reason of fire, the elements or any other cause to the extent such loss or damage could be insured against under the terms of a standard fire and extended coverage insurance policy or policies, with vandalism, malicious mischief, all-risk coverage, contents and business interruption endorsements, or to the extent which Landlord or Tenant may be reimbursed as a result of insurance coverage affecting any loss suffered by either party hereto, regardless of cause or origin, including the negligence of Landlord, or Tenant, or their respective agents, officers and employees. In addition, to the extent permitted by the parties’ respective insurance carriers, all fire, contents and casualty insurance policies carried by either party covering the Leased Premises and contents therein will expressly waive any right on the part of the insurer against the other party for damage to or destruction of the Leased Premises and/or the Project of which it is a part, and the contents herein, resulting from the acts, omissions, or negligence of the other party.

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26. Satellite Dish. At all times, Tenant shall have access to, and the right to use, the roof of the Office Building in order to install, use, repair and replace a satellite receiving dish, cabling and associated equipment on the roof of the Office Building, and Tenant shall have the right to run cable between the Premises and the satellite dish. All costs associated with the installation, removal or replacement of the satellite dish are the responsibility of the Tenant. Any and all roof penetrations must be performed by Landlord’s roofing contractor (and observed by Landlord), at Tenant’s expense, so not to void the roof warranty.

27. Landlord’s Right to Enter Leased Premises. Landlord, and its authorized agents or attorneys, may, at any reasonable time upon reasonable written notice, and during normal business hours, except in the case of emergency when no notice will be required, enter the Leased Premises to inspect and make repairs, improvements and changes to the Leased Premises or other areas of the Project, as Landlord may deem proper. Landlord’s rights under this Article will include, without limitation, free, unhampered, and unobstructed access to walls, building airways, equipment ducts, underfloor ducts, stairways, access panels and all utility and service lines. There will be no diminution of rent, or liability on the part of Landlord, by reason of Landlord’s exercise of its rights under this Article. Landlord will not unreasonably interfere with the conduct of Tenant’s business. In connection with any entry by Landlord or its agents, representatives or contractors into the Leased Premises, Landlord shall not cause or permit (i) any breach of Tenant’s security measures nor (ii) any disclosure or other release of any confidential information of Tenant, including, but not limited to, financial or medical information regarding any individuals. Landlord shall comply with all reasonable security measures imposed by Tenant.

28. Estoppel Certificates. The parties agree, from time to time, within ten (10) days after written request, to execute, acknowledge and deliver to and in favor of any proposed lender or purchaser of the Leased Premises (or the Project), an estoppel certificate, in a reasonable and customary form stating, without limitation; (i) whether this Lease is in full force and effect; (ii) whether this Lease has been modified or amended, and if so, identifying and describing any such modification or amendment; (iii) the date of which rent and any other charge has been paid; and (iv) whether the party giving such certificate knows of any default on the part of the other party or has any claim against the other party, and, if so, specifying the nature of such default or claim.

29. Subordination. Subject to the terms of this Article 29, this Lease will be subordinate to the lien of any mortgage now or hereafter existing as to the Project. Tenant will:

(i) subordinate the Tenant’s interest in this Lease and the Leased Premises to the lien of any mortgage and/or other security interest heretofore, now, or hereafter encumbering the Project or Leased Premises and (ii) attorn to and agree to be bound by the terms of this Lease to the holder of such mortgage and/or other security interest and/or to any purchaser of the Project or Leased Premises pursuant to a foreclosure of such mortgage and/or other security interest, provided in the case of (i) and (ii) that the validity of this Lease will be recognized, all terms and provisions of this Lease will be honored and the Tenant’s quiet and peaceful enjoyment and possession not disturbed so long as Tenant is not in default hereunder after the expiration of any applicable notice and cure period. As a condition to this Lease, Tenant and Landlord will execute a Subordination, Non-Disturbance and Attornment Agreement in a form reasonably acceptable to the Mortgagee, Landlord and Tenant. Tenant will cooperate with Landlord in meeting any reasonable additional requirements as may exist or be imposed for the obtaining of financing for the Project or the Leased Premises, so long as there is no cost to Tenant or adverse effect on Tenant, including but not limited to, furnishing upon execution of this Lease and during the Lease Term from time to time as reasonably requested, reasonably detailed financial statements of Tenant certified by the Tenant’s chief financial officer, but no more frequently than once per year. Upon request, Tenant agrees to execute and deliver to Landlord such documents as may be required of Tenant in connection with any financing, but which are not inconsistent with Tenant’s rights under this Lease, including, but not limited to, acknowledgment of Landlord’s assignment of this Lease and the rents thereunder, so long as there is no cost to Tenant or adverse effect on Tenant.

30. Landlord Waiver and Consent Agreement. Upon the request of Tenant, Landlord agrees that it shall execute and deliver any reasonable and customary landlord’s waiver and consent agreement in favor of Tenant and its lender, equipment lessor or similar party, acknowledging that no assets of Tenant (including, without limitation, equipment and trade fixtures) located on or about the Leased Premises will be deemed by Landlord to be real estate fixtures or to constitute part of the Leased Premises, that Landlord does not possess any lien in any of Tenant’s property, and to permit reasonable entry onto the Leased Premises to remove any of Tenant’s property, so long as any damage is repaired, and including such other reasonable terms and provisions that are not inconsistent with Landlord’s rights under this Lease, so long as there is no cost to Landlord or adverse effect on Landlord.

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33. Litigation; Financial Condition. Tenant represents and warrants to Landlord that Tenant is not involved in any pending or threatened litigation, proceedings, lawsuits, administrative hearings or other actions of any nature whatsoever, an adverse determination of which could materially and adversely affect Tenant’s financial condition or its ability to perform under this Lease. Tenant covenants and agrees to deliver to Landlord audited financial statements, if available, or in the alternative, certified financial statements, certified by an officer of Tenant authorized to certify said statements; (i) before or concurrent with the Effective Date and (ii) within thirty (30) days of Landlord’s written request during the Lease Term or any Option Term, dated within six (6) months from (x) the Effective Date (as to (i)) or (y) from the date requested by Landlord (as to (ii)). Landlord shall not request financial statements more than once per calendar year. Tenant will not be required to submit financial information hereunder so long as Tenant is a publicly held company.

34. Tenant to Surrender Leased Premises in Good Condition. Upon the expiration or earlier termination of the Lease Term, Tenant will, at its expense, (i) remove Tenant’s goods and effects and those of all persons claiming under Tenant, and (ii) quit and deliver up the Leased Premises to Landlord, peaceably and quietly, in good order and condition, subject to normal wear and tear and damage by fire or other casualty, with repair or replacement of any damage or injury occurring as a result of removal of Tenant’s goods and effects and alterations or additions made by Tenant. Tenant will deliver to Landlord all keys, programs, or other items necessary or desirable for the operation of installed equipment on the Leased Premises.

35. Memorandum of Lease. At the request of Landlord or Tenant, the parties will execute, in duplicate, a short form Memorandum of Lease in the form of Exhibit M, for recording and/or filing in the office of the Hennepin County, Minnesota Recorder and/or Registrar of Titles, as applicable.

36. Signs. No signs, emblems, logos, or other attachments except those consented to in writing by Landlord will be permitted on the exterior walls of the Office Buildings, windows or doors or the Leased Premises. Landlord consents to the installation of signage on the east and west fascia of the Office Building, so long as said signs are: (i) consistent with the drawings set forth on Exhibit F; (ii) the signs meet all applicable Governmental Requirements; and, (iii) approved by Landlord, which approval should not be unreasonably withheld or delayed. Tenant will pay the cost of installation of the signs on the Office Building, as well as all maintenance and repair thereof.

37. Light and Air; General Use of the Leased Premises. Except for any windows in the storefront or on the side of the Leased Premises, the Tenant has no rights to light and air over premises adjoining the Leased Premises or the right to interfere with the use, by Landlord or others claiming under Landlord, of any part of the Project other than the Leased Premises.

38. Notices. Any notice required or permitted to be given under this Lease will be deemed given on the date the same is deposited in the United States Mail, Registered or Certified, postage prepaid or deposited with a locally recognized courier service or nationally recognized overnight delivery service, addressed at the addresses set forth below, or at such other address as Landlord or Tenant elects by giving written notice thereof to the other party. The Landlord’s addresses for notices are as follows:

Windsor Plaza, LLC
Attn: Jay M. Scott
12300 Singletree Lane, Suite 200
Eden Prairie, MN 55344

with a copy to:	Siegel Brill Greupner Duffy & Foster, P.A.
Attn: Anthony J. Gleekel, Esq.
100 Washington Avenue South, Suite 1300
Minneapolis, MN 55401

The Tenant’s addresses for notice are as follows:

If before the Commencement Date:	Virtual Radiologic Corporation
Attn: General Counsel
5995 Opus Parkway, Suite 200
Minneapolis, MN 55343

If after the Commencement Date:	Virtual Radiologic Corporation
Attn: General Counsel
[At the address of the Leased Premises]

The attorneys for Landlord and Tenant may provide notices on behalf of their client.

39. Quiet Enjoyment. Upon payment by Tenant of the Rents herein provided and the observance and performance of all other covenants, terms and conditions on Tenant’s part to be observed and performed, Tenant will quietly enjoy the Leased Premises without hindrance or interruption by Landlord or anyone acting through or on behalf of Landlord. Landlord represents and warrants that Landlord has good and marketable title to the Project and the unencumbered right to lease the Leased Premises to Tenant (subject to the Declaration), and that no easement, restriction, or encumbrance to which the Lease is subject will interfere in any material way with Tenant’s use and enjoyment of the Leased Premises.

40. Force Majeure. If the performance of the obligations of Landlord or Tenant hereunder (with the exception of the obligation to pay rent and other obligations to pay money, or Tenant’s obligation to respect the Exclusives) are prevented or delayed by strike, lockout, war, unusually inclement weather, unavailability of materials or other causes beyond the reasonable control, substitution or cure of such party hereto (“Event of Force Majeure”), the time for performance of such obligation will be extended and no event of default will exist by reason thereof, until such time as the event or circumstance preventing or delaying performance is removed or reasonably can be avoided, and for a reasonable time thereafter, so long as the party affected diligently pursues performance as soon as reasonably possible. Notwithstanding the foregoing, no such event or circumstance shall be deemed to be an Event of Force Majeure unless the party claiming the occurrence of the same notifies the other party of the occurrence of the same within five (5) business days after the commencement of the claimed Event of Force Majeure.

41. Agent. Landlord and Tenant warrant that, other than Tenant’s dealings with NAI Welsh and Landlord’s dealings with United Properties, they have had no dealings with any other broker(s) and covenant to hold harmless and indemnify the other from and against, any and all cost, expenses or liability for any compensation, commissions and charges claimed by any broker or agent with respect to this Lease or the negotiation thereof. Landlord shall be responsible to pay United Properties and NAI Welsh a commission pursuant to a separate agreement.

42. Environmental Matters.

42.1 Indemnification. Tenant will not engage or permit its employees, agents or contractors to engage in any activity on the Leased Premises which involves the generation, transportation, treating, handling, storage, manufacture, emission or disposal of any dangerous, toxic or hazardous pollutants, wastes or substances as defined in the Federal Comprehensive and Environmental Response Compensation and Liability Act of 1980 (“CERCLA”), or the Federal Resources Conservation and Recovery Act of 1976 (“RCRA”) or the Minnesota Environmental Response and Liability Act, Minnesota Statute Chapter 115A (“MERLA”) or any other federal, state or local environmental laws, statutes, regulations, requirements and ordinances as now in effect or as the same may hereafter be amended or enacted (“Hazardous Materials”). Tenant further agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, actions, damages, losses, liabilities and expenses including attorneys’ fees incurred by Landlord either as a result of Tenant’s breach of the foregoing covenant or in enforcing the foregoing right to indemnification. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the Leased Premises or Project, any clean-up, removal or restoration mandated by a federal, state, local agency, or political subdivision. Tenant covenants and agrees that to the extent it is required to clean-up, remove and/or remediate any contamination, it will use commercially reasonable efforts to minimize any resulting interference with Landlord’s operations in the Project. Nothing contained herein prohibits Tenant from using standard commercial products associated with the operation of its business even if such contains Hazardous Materials, so long as Tenant’s use of such products complies with all applicable laws and regulations.

42.2 Notice of Environmental Occurrences. Promptly after learning of the occurrence of any of the following, Tenant will give Landlord oral and written notice thereof, describing the same and the steps being taken by Tenant with respect thereto:

(1) Any event involving the use, spill, release, leak, discharge and cleanup of any Hazardous Material;

(2) Any litigation, arbitration proceeding or governmental proceeding against Tenant that affects the Leased Premises;

(3) That delivery of any notice from a governmental agency that Tenant’s operations of the Leased Premises are not in compliance with the requirements of applicable federal, state or local environmental health and safety statutes and regulations;

(4) That delivery of any notice that Tenant is subject to federal or state investigation evaluating whether any remedial action is needed to respond to the release of any Hazardous Material or other substance from the Leased Premises and to the environment; or

(5) The delivery of any notice that the Leased Premises are subject to a lien in favor of any governmental entity for any liability under federal or state environmental laws or regulations or damages arising from or costs incurred by such governmental agency with respect thereto.

42.3 Compliance. Tenant will, at Tenant’s sole cost and expense, comply with any and all laws governing Hazardous Materials and provide any and all information which may be required by any governmental agency with respect thereto.

42.4 Landlord Indemnification and Representation. Landlord will indemnify, hold harmless and defend Tenant from any liabilities, claims or damages arising out of any Hazardous Materials, which existed in the Project, including the Leased Premises, on or before the Effective Date, as well as any Hazardous Materials that are transported into the Project or the Leased Premises by a third party after the Delivery. Landlord represents and warrants that, to the best of Landlord’s knowledge, there are no Hazardous Materials in, on or below the surface of the Project, and that the Project is in compliance with all laws and regulations pertaining to Hazardous Materials and environmental matters. The foregoing representation and warranty shall be deemed to be restated and remade by Landlord to Tenant as of the Commencement Date.

42.5 Survival. The obligations under this Article will survive the expiration or sooner termination of this Lease.

43. Right of First Offer to Lease. On the condition that Tenant is not then in default of any terms and conditions of this Lease after the expiration of any applicable notice and cure period, Landlord hereby grants Tenant the right to expand into any vacant or otherwise available space in the Office Building (“Vacant Space”) pursuant to the terms of this Article. “Vacant Space” shall include (but not be limited to) (a) space vacated by any other tenant in the Office Building, as well as (b) space consisting of 12,500 square feet of Rentable Area or less that is occupied by any other Office Building tenant that desires to exercise an extension, renewal or similar right (and Landlord shall cause any and all of such extension, renewal or similar rights of all tenants of 12,500 square feet of Rentable Area or less to be subordinate to Tenant’s rights under this Section 43). Clause (b) of this Article 43 shall not apply with respect to extension or renewal rights for space larger than 12,500 square feet of Rentable Area. If Tenant wishes to lease any Vacant Space, Tenant must advise Landlord in writing, within ten (10) days of Tenant’s receipt of written notice from the Landlord regarding the availability of the Vacant Space. To be effective, Landlord’s notice to Tenant must refer to this Article 43 and must expressly state that Tenant’s rights will lapse unless Tenant accepts Landlord’s offer in writing within ten (10) days. Additionally: (i) Tenant must lease the entire Vacant Space; (ii) Tenant will do so under the terms and conditions of this Lease; and (iii) the Base Rent and Tenant’s Pro-Rata Share of Operating Costs, Real Estate Taxes and Insurance will increase accordingly.

Landlord shall not lease the Vacant Space to any third party without first offering the Vacant Space to Tenant pursuant to this Article 43. If Tenant declines expansion into the Vacant Space identified in Landlord’s notice, or does not provide a written response as required herein, Landlord may proceed to lease said Vacant Space without the requirement of notifying the Tenant prior to Landlord’s leasing the Vacant Space to a third party.

The rights of Tenant under this Article 43 shall be deemed to be continuing rights and, as such, if Tenant declines to expand into any given Vacant Space at any given time, Landlord shall be required to again offer such space to Tenant the next time it becomes available.

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47. Intentionally Deleted

48. Waiver. The passage of time after the occurrence of an Event of Default will not limit the non-defaulting party’s rights, options, powers or remedies.

49. Successors and Assigns. The provisions of this Lease will run with the property upon which the Leased Premises is built and will be binding upon, and will inure to the benefit of the parties, their respective successors, personal representatives and assigns.

50. No Liability of Partners of Landlord. Notwithstanding anything herein to the contrary, partners of the Landlord, if any, are not and will not be personally liable for performance of the covenants and agreements of Landlord herein contained. If Landlord sells or assigns its interest in the Project, Landlord will without further written agreement be freed and relieved of liability under the covenants and obligations hereunder that are expressly assumed by the buyer and assignee and that first accrue after the date of such sale and assignment.

51. Intentionally Deleted

52. Intentionally Deleted

53. Time of the Essence; Computation of Time. Time is of the essence for each and every provision of this Lease. Whenever the last day for the exercise of any right or discharge of any duty under this Lease will fall upon a Saturday, Sunday or any date on which banks in Minnesota are closed, the party having such right or duty may exercise such right or discharge such duty on the next succeeding day which is a regular business day.

54. Minnesota Law; Choice of Forum; Severability; Captions. This Lease will be governed by and construed in accordance with the domestic laws of the State of Minnesota, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Minnesota to be applied. In furtherance of the foregoing, the internal laws of the State of Minnesota control the interpretation and construction of this Lease, even if under such jurisdiction’s choice of law or other conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Whenever possible, each provision of this Lease will be interpreted in such manner as to be effective and valid under such applicable laws, but, if any provision of this Lease will be held prohibited or invalid under such applicable law, such provisions will be effective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining portions of this Lease. The underscored captions of this Lease are for convenience only and will not be used in the interpretation of any of the provisions of this Lease.

55. Exhibits. Included and incorporated herein by reference are Exhibits A-P, set forth in the Schedule of Basic Terms or otherwise stated in the Lease.

56. OFAC Compliance. Tenant represents and warrants that (a) Tenant and to Tenant’s actual knowledge, each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) to Tenant’s actual knowledge no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), except to the extent that such Embargoed Person may hold publicly traded stock in Tenant, (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this subparagraph or the preceding subparagraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term will be a material default of this Lease. Notwithstanding anything herein to the contrary, Tenant will not permit the Leased Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Leased Premises by any such person or entity will be a material default of this Lease.

57. Intentionally Deleted

58. Tenant’s Right of First Offer to Purchase.

58.1 Right of First Offer to Purchase. In the event Landlord elects to sell the Project or the Office Building, if the Office Building has been subdivided as a separate tax parcel (in either case, the “ROFO Property”) at any time prior to the tenth (10th) Lease Year, Tenant has a right of first offer to purchase the ROFO Property under the terms and conditions set forth in the Landlord’s Notice (as that term is defined in this Article 58.1) (“Right of First Offer”). Tenant has a Right of First Offer to purchase the ROFO Property in this Article only if: (a) the Lease is full force and effect at the time of the exercise of the option; and (b) there is no uncured Event of Default under this Lease at the time of the exercise; provided, however, Landlord has the right to waive the non-default condition herein. The ROFO Property shall include all of the property described on Exhibit P attached hereto. The ROFO terminates on the last day of the tenth (10th) Lease Year.

Within twenty-one (21) days of receipt of Landlord’s notice to Tenant of Landlord’s intention to sell the ROFO Property, which notice will include the proposed purchase price and all other material terms for the sale of the ROFO Property (“Landlord’s Notice”), Tenant must provide Landlord with written notice of its desire to purchase the ROFO Property (“ROFO Notice”) on the terms and conditions set forth in Landlord’s Notice. If Tenant does not provide said notice to Landlord within the twenty-one (21) day period, Tenant’s Right of First Offer under this Article 58.1 terminates and will be of no further force and effect (subject to the third to the last paragraph of this Article 58.1).

Within forty-five (45) days of receipt of the ROFO Notice, the Landlord and Tenant must: (a) enter into a purchase agreement reasonably acceptable to both parties, which will include the terms and conditions contained in Landlord’s Notice (and those contingencies set forth in the next paragraph). The closing on the sale of the ROFO Property must occur within ninety (90) days after execution of the purchase agreement, but no more than one hundred twenty (120) days after Landlord’s Notice to Tenant, and (b) Tenant’s payment of $250,000 of Earnest Money. The Earnest Money will be credited toward the purchase price and will be refundable in the event of any default, breach or other failure to perform by Landlord or in the event any contingency stated in the purchase agreement is not satisfied.

Landlord acknowledges that Tenant does not control the timing of Landlord’s Notice, and therefore Tenant will need ninety (90) days to perform due diligence and obtain financing after receiving the Landlord’s Notice and entering into the purchase agreement under this Article 58.1. Landlord acknowledges and agrees that the purchase agreement under this Article 58.1 will include broad contingencies for financing and all due diligence related matters (except the title and survey provision will only afford Tenant the right to object to any survey or title matter evidenced in an updated survey and/or title insurance commitment (to be completed at Tenant’s cost), excluding any lien, encumbrance or title/survey matter caused by Tenant), to be satisfied in Tenant’s discretion, and if not so satisfied, then Tenant shall have the right to terminate the purchase agreement and receive a full refund of all Earnest Money paid.

Tenant’s Right of First Offer hereunder will terminate: (i) upon termination of this Lease, (ii) in the event Tenant does not exercise its Right of First Offer hereunder (subject to the third to the last paragraph of this Article 58.1), or (iii) the last day of the Initial Term, if Tenant’s Right of First Offer has not been exercised as required herein.

If Landlord and Tenant are unable to mutually agree upon the terms of the purchase agreement (that are not contained in the Landlord’s Notice) or otherwise have failed to enter into a purchase agreement within forty-five (45) days after Landlord’s Notice to Tenant, then the points of disagreement and any other unresolved issues (collectively, the “Open Issues”) shall be submitted to arbitration for purposes of determining whether Landlord’s or Tenant’s position on any given Open Issue is the more reasonable position. The Open Issues will not include any term in the Landlord’s Notice. The arbitrator shall also have the right to impose compromise positions to resolve the Open Issues if the arbitrator determines the compromise position to be the most reasonable position. The arbitrator shall be selected in accordance with the procedures set forth in the “Fair Market Rent” section of Exhibit A hereto; provided, however, that rather than having commercial leasing experience, the arbitrator shall be required to be a lawyer having at least 15 years of experience in representing parties in the sale and purchase of multi-tenant commercial property in the Minneapolis-St. Paul metropolitan area, and who shall in all respects be an impartial and disinterested party. The decision of the arbitrator shall be final, conclusive and binding on the parties, but the powers of the arbitrator are expressly limited to the resolution of the Open Issues; the arbitrator shall have no power to otherwise reform, supplement or modify the purchase agreement. Landlord and Tenant shall share equally in the costs and expenses of such arbitration, and each shall separately pay its own attorney’s fees and expenses, unless the arbitrator finds that one of the parties did not act in good faith in connection with the Open Issues or the conduct of the arbitration proceeding, in which case the arbitrator may award all or part of said costs, expenses and fees to the other party.

If the closing date is delayed as a result of delays in entering into the purchase agreement, including, but not limited to, delays in connection with arbitration, then the parties agree to close on the purchase and sale of the ROFO Property within ninety (90) days after mutual execution of the final purchase agreement, or on such other date as is mutually agreed upon by Landlord and Tenant.

At all times after entering into the purchase agreement, Tenant shall have the right to perform tests and inspections and other due diligence in connection with the potential or proposed acquisition of the ROFO Property, including, but not limited to, tests, inspections, examinations, assessments and surveys, and Landlord shall reasonably cooperate in connection therewith. Within five (5) days after any request of Tenant, following Tenant’s receipt of Landlord’s Notice, and Tenant’s execution of a commercially reasonable confidentiality agreement, Landlord shall deliver to Tenant true and complete copies of all materials, documents and information in Landlord’s possession or reasonable control regarding the ROFO Property, including, but not limited to the documents and materials described on Exhibit P attached hereto. The confidentiality agreement will contain carve-outs for appropriate disclosure to Tenant’s accountants, lawyers and prospective lenders. Tenant shall indemnify, defend and hold Landlord harmless from and against loss or damage to the extent caused by Tenant’s negligence or willful misconduct in connection with performing any such tests, inspections or other due diligence, which indemnification obligations survive the termination of this Lease or the Purchase Agreement.

Except as otherwise set forth in this Article 58.1, Landlord shall be responsible for any Reimbursement Upon Sale Obligation (as defined in Section 5 of that certain Assessment Agreement dated September 4, 2007 by and between Landlord and the Housing and Redevelopment Authority in and for the City of Eden Prairie, Minnesota (the “HRA”)), and Landlord shall pay the same to the HRA out of Landlord’s closing proceeds. On or before the closing date, if applicable, Landlord shall obtain a written certification by the HRA to Landlord and Tenant of the required amount of the Reimbursement Upon Sale Obligation so that Tenant is able to verify that it is paid out of closing proceeds. The third sentence of Section 5 of said Assessment Agreement (requiring the present value of the remaining TIF payments to be added to the gross sales price) shall not apply to cause the purchase price payable by Tenant to Landlord to increase. The effect of said third sentence is solely to determine Landlord’s internal rate of return for other purposes under said Assessment Agreement. The terms of this paragraph shall be included in the purchase agreement to be entered into by Landlord and Tenant. Notwithstanding anything in this paragraph to the contrary, the purchase agreement will require Tenant to assume the Reimbursement Upon Sale Obligation, if required in the Landlord’s Notice.

In the event of any conflict or inconsistency with this paragraph and any other terms or provisions of this Lease, this paragraph shall govern and control. If Tenant does not exercise its Right of First Offer hereunder, Landlord shall have the right to sell the ROFO Property to any third party in accordance with the terms rejected by Tenant. Landlord shall not have the right to make or accept any offer, or amend any agreement, for the sale and purchase of the ROFO Property at a lower purchase price or including other terms that are more purchaser-favorable than those offered to Tenant in Landlord’s Notice, without first re-offering the ROFO Property to Tenant for said lower purchase price or other more favorable terms pursuant to the procedures set forth in this Article 58.1.

The right of first offer in favor of Tenant shall be deemed to be a continuing right of first offer. As such, if Landlord delivers a right of first offer notice to Tenant under this Article 58.1, Tenant declines to exercise the right of first offer, and Landlord does not close on the sale of the ROFO Property within one (1) year after Landlord has delivered the right of first offer notice to Tenant, then Landlord must again offer the ROFO Property to Tenant pursuant to the procedures set forth in this Article 58.1 before Landlord may offer the ROFO Property to any third party buyer. Any offer made by any third party buyer for the ROFO Property, which offer Landlord desires to accept, shall give Tenant the same rights hereunder as any offer or proposal to sell the ROFO Property by Landlord to a third party.

Notwithstanding anything to the contrary herein, Tenant will have no right to purchase the ROFO Property under this Article 58.1 resulting from the transfer, sale, conveyance or disposition of any membership, corporate or partnership interest in Landlord to any party.

58.2 Brokerage Commission. If Welsh Companies continues to represent Tenant at the time it closes on the purchase of the Property under Article 58.1, Landlord shall pay Welsh Companies a commission of 1% of the purchase price upon closing.

59. Counterparts. This lease may be executed in several counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

60. Effective Date. The Effective Date of this Lease will be the date upon which this Lease is executed by the last signatory.

61. Consent. At any time that Landlord’s or Tenant’s consent, approval or discretion is required or is to be implemented, then, unless a different standard is expressly set forth in the applicable provision of the Lease, a reasonableness standard shall be deemed to apply, and neither party shall unreasonably withhold, condition or delay its consent or approval, nor exercise discretion in an unreasonable manner.

[Signatures Appear On Next Page]

IN WITNESS HEREOF, this lease is executed by the parties on the dates set forth below.

LANDLORD		TENANT

Windsor Plaza, LLC, a Minnesota limited liability company		Virtual Radiologic Corporation, a Delaware corporation

By:	/s/ Jay Scott	By:	/s/ George H. Frisch
Its:	President	Its:	General Counsel & Secretary
Date:	December 3, 2007	Date:	November 30, 2007

[Signature page to that certain Lease by and between Windsor Plaza, LLC, a Minnesota limited liability company (“Landlord”) and Virtual Radiologic Corporation, a Delaware corporation, (“Tenant”) dated the 30th day of (November, 2007]

EXHIBIT A

DEFINED TERMS

Act: The Act mean the Americans With Disabilities Act, as amended from time to time.

Additional Rent: Additional Rent means an amount determined in accordance with the terms and conditions as set out in Articles 4, 5, and 6, hereof concerning Operating Costs, Real Estate Taxes, and Landlord’s Insurance.

Adjacent Property: Adjacent Property means the property identified on the Site Plan as “Not Owned by Landlord.”

Anticipated Delivery Date: Anticipated Delivery Date means December 1, 2008.

Base Rent: Base Rent means the rent set forth in the Schedule of Basic Terms (paragraph (D)(i)).

Common Area: Common Area means portions of the Project, the land underlying the Project, and all appurtenances thereto, which from time to time are designated or open to the common use or benefits of the occupants of the Project, their respective employees, agents, customers, invitees, and the public, not under the exclusive control of any tenant. Common Area includes without limitation: any landscaping, sidewalks, parking areas, parking garage, retaining walls, access and ingress, and any ponding serving the Project.

Contract Rate: Contract Rate will mean any monies owed by Landlord or Tenant to the other party, following the failure of payment and the applicable cure period, will bear interest during the period such monies are owed at an annual rate equal to the lesser of (i) the highest contract rate permitted by law or (ii) two (2%) percent over the rate then announced by U.S. Bank National Association as its “prime”, “base” or “reference” rate

Declaration: Declaration means the Declaration of Easements, or Operation and Easement Agreement that will encumber the Project.

Delivery Date: Delivery Date means the date Landlord delivers the Leased Premises to Tenant with Landlord’s Work substantially completed.

Development Agreement: Development Agreement means that certain Development Agreement by and between the Housing and Redevelopment Authority in and for the City of Eden Prairie, Minnesota and Windsor Plaza, LLC, a Minnesota limited liability company, dated September 4, 2007, filed September 9, 2007, as Document No. 4423820.

Effective Date: The date the Lease is signed by Tenant and Landlord. If not signed by Tenant and Landlord on the same date, the Effective Date shall be the later of said two dates.

Event of Force Majeure: Event of Force Majeure as defined in Article 40 of the Lease.

Exclusives: Exclusives mean any exclusive use restriction encumbering the Leased Premises.

Fair Market Rent: Fair Market Rent will be calculated in the manner set forth as follows:

(A) Within thirty (30) days from receiving Tenant’s notice to exercise an Option Term, Landlord shall deliver to Tenant the proposed Fair Market Rent (Base Rent for the Option Term, which shall be based on market rent as of the date of the Tenant’s exercise of the Option (as set forth in Article 1.2), as compared to similar first-class office buildings in the Minneapolis, Minnesota, metropolitan area). Within ten (10) days of receiving Landlord’s proposed Fair Market Rent, Tenant shall either (i) agree with Landlord’s proposal, or (ii) provide a written counter proposed Fair Market Rent, including applicable and reasonable comparables.

(B) If the Landlord and Tenant have not agreed on the Fair Market Rent within ninety (90) days prior to the expiration of the Lease Term or the Option Term, as applicable, the Landlord or Tenant may, on or before ninety (90) days from the expiration date of the Lease Term or Option Term, as applicable, provide written notice to Landlord that it desires to submit the determination of the Fair Market Rent to an arbitrator in the manner as specifically set forth in this subparagraph (“Arbitration Notice”). Tenant’s failure to provide Arbitration Notice in a timely manner shall be deemed a waiver of its right to arbitrate the determination of the Fair Market Rent, and Tenant shall pay to Landlord as and for rent for the applicable Option Term, the Base Rent proposed by Landlord. If the Tenant provides the Arbitration Notice as set forth herein, the determination of the Fair Market Rent for the Option Term shall be submitted to arbitration in Minneapolis, Minnesota, before one arbitrator in accordance with the then applicable rules of the American Arbitration Association or any successor thereto. Within fifteen (15) days of the Tenant’s notice to Landlord hereunder, the Landlord and Tenant shall agree on an arbitrator. The arbitrator shall have at least ten (10) years of experience in the leasing of retail properties in the Minneapolis, Minnesota, metropolitan area, and shall be in all respects an impartial and disinterested party. If the Landlord and Tenant do not agree on an arbitrator within thirty (30) days of Tenant’s notice, the Landlord and Tenant agree that the chairperson of the Alternative Dispute Resolution Section of the Minnesota Bar Association shall choose the arbitrator (excluding him/herself). The decision of the arbitrator shall be final, conclusive and binding on the parties, but the powers of the arbitrator are expressly limited to the determination of factual issues; the arbitrator shall have no power to reform, supplement or modify the Lease. The arbitrator shall make only required findings of fact incident to the determination of the Fair Market Rent, which findings shall be set forth in reasonable detail in a written decision by the arbitrator. Landlord and Tenant shall share equally in the cost and expenses of such arbitration, and each shall separately pay its own attorney’s fees and expenses, unless the arbitrator finds that one of the parties did not act in good faith in connection with the dispute or the conduct of the arbitration proceeding, in which case the arbitrator may award all or part of said costs, expenses and fees to the other party.

(C) If the Tenant exercises its option to arbitrate under subparagraph (B) hereunder and the arbitrator’s decision has not been issued prior to the end of the Term or the Option Term, as applicable, the Tenant shall pay Base Rent and Additional Rent equal to the Base Rent and Additional Rent in the last year of the Term or Option Term, as applicable, in the manner set forth in this Lease, until the arbitrator has made his/her decision.

(D) Once the Fair Market Rent is determined Landlord and Tenant shall execute a Lease Amendment setting forth the Base Rent for the applicable Option Term.

Governmental Authorities: Governmental Authorities mean any federal, state, county, city or local governmental or quasi-governmental authority, entity or body (or any departmental agency thereof) exercising jurisdiction over a particular subject matter.

Governmental Requirements: Government Requirements mean all applicable laws, statutes, ordinances, codes, rules, regulations, orders, resolutions and applicable judicial decisions or decrees, as presently existing and hereinafter amended, by any Governmental Authorities.

Hazardous Materials: As defined in Article 42.1 of the Lease.

Initial Term: One hundred twenty-six (126) calendar months, commencing on the Commencement Date and terminating on the last day of the 126th month thereafter.

Landlord: Landlord is Windsor Plaza, LLC, a Minnesota limited liability company.

Landlord Project Improvements: As defined in Article 8.l(c) of the Lease.

Landlord’s Insurance: Landlord’s Insurance as defined in Article 6.3 of the Lease.

Landlord’s Work: As defined in Article 8.1(a) of the Lease.

Late Fee: Late Fee means the late fee defined in Article 2.6 of the Lease.

Lease Term: Lease Term means the term that commences on the Commencement Date and terminates or lapses pursuant to the terms of the Lease (including any Option Term exercised in accordance with Article 1.2 of this Lease), but does not include any holdover period(s).

Lease Year: Lease Year means each twelve (12) month period of the Lease Term, which commences on the Commencement Date and each successive anniversary thereof, until the Lease is terminated or the Lease Term expires.

Leased Premises: Leased Premises means the Leased Premises as described in the Lease and as identified on the Site Plan (Exhibit B) and the Leased Premises Space Plan (Exhibit B-l).

Mortgagee: Mortgagee means any state or federal regulated: bank, savings and loan association, insurance company, pension fund, credit union, real estate investment trust, or other institutional lender, which holds a mortgage on the Project and/or the Leased Premises or is a beneficiary under a deed of trust encumbering the Project and/or the Leased Premises.

OFAC: OFAC is defined in Article 56 of the Lease.

Office Building: Office Building means floors two (2) through five (5) of the Project, consisting of approximately 105,200 square feet.

Office Building Common Area: The Office Building Common Area means the Office Building’s lobby, elevators, corridors, bathroom and mechanical rooms, telephone and electrical closets, and services areas on such floors and other areas for common use of the tenants in the Office Building.

Operating Costs: Operating Costs mean the costs identified in Article 4, or elsewhere in the Lease.

Option Property: Option Property means the entire Project.

Option Term: Option Term means any portion of the Lease Term, following Tenant’s exercise of an option, as identified in Article 1.2 of the Lease.

Parking Area: Parking Area means the Parking Lot and Parking Garage identified on the Site Plan and Parking Plan.

Permitted Assignee: Permitted Assignee is defined in Article 21.

Project: Project means the restaurant, retail and office mixed use Project, as identified on the Site Plan and commonly called Windsor Plaza. The Project may be divided into units as part of a Common Interest Community or platted (as part of a Registered Land Survey) as separate tax parcels (including the Retail, Restaurants and Office portion of the Project).

Real Estate Taxes: Real Estate Taxes is defined in Article 5 of the Lease.

Rent: Rent means all Base Rent, Percentage Rent, Additional Rent and the rent for the VRC-Dedicated Electrical Room and VRC Generator Room.

Rentable Area: Rentable Area means the area or areas of space within the Office Building determined as follows: (i) Rentable Area on a single tenancy floor is determined by measuring from the extended plan of the inside surface of the exterior window to be extended plan of the inside surface of the opposite exterior window bounded by the intersections of such plans, and will include all areas within such plans excluding vertical penetrations such as building stairs, fire towers, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts, but vertical penetrations which are for the specific use of Tenant, such as special stairs or elevators, will be included as Rentable Area; and (ii) Rentable Area for a partial floor shall include all space within the demising walls (measured from the mid-point of demising walls and in the case of exterior walls, measured as defined and including and excluding vertical penetrations as described in (i) above) plus (a) any area adjacent to the Leased Premises which constitutes a corridor for the use of Tenant which corridor would be included in the Rentable Area on a single tenancy floor determined as described in (i) above, measured from the midpoint of the demising walls of such corridor; plus (b) Tenant’ proportionate share of Common Areas such as the common area within the first floor lobby, enclosed common area within the Parking Garage, elevator lobbies, corridors, toilet and mechanical rooms, telephone and electrical closets and service areas on such floors. No deductions from Rentable Area will be made for columns or projections necessary to the Office Building. The floors of the Office Building containing Rentable Area are the second (2nd) through fifth (5th) floors and any area to be rented for general office purposes in the basement. The Rentable Area of the Office Building is approximately 105,200 square feet. Notwithstanding any other terms to the contrary, and irrespective of actual measurement, Landlord and Tenant agree that the R-U Ratio used to determine Rentable Area shall not exceed 1.15.

Restaurants: Restaurants means the two (2) restaurant buildings on the end of the Retail, as generally identified on the Site Plan.

Retail: Retail means the approximately 18,000 square feet of space on the first floor of the 5-story building, as identified on the Site Plan, which will be initially used for retail space. The top four floors of the 5-story building of the Project as identified on the Site Plan, will be initially used for office space.

Site Plan: Site Plan means the site plan attached to the Lease as Exhibit B.

Special Service District: Special Service District means the special service district established by the City of Eden Prairie and under Minnesota Statutes §§428A.01 to 428A.101, which said district (for purposes of this Lease) includes the Project and will eventually include additional (adjacent) properties.

Substantial Completion: Substantial Completion, Substantially Complete and derivatives thereof mean the applicable work and improvements have been completed in accordance with their respective plans and specifications, construction documents and working drawings, except for: (i) so-called “punchlist items” consisting of minor finishing details, minor omissions and minor mechanical adjustments; and, (ii) any work to the Leased Premises completed by Tenant. In addition to the foregoing, “Substantial Completion” shall not be deemed to have been achieved unless the City of Eden Prairie has issued a Certificate of Occupancy or its equivalent for the space and improvements in question without material conditions, attached to Landlord’s Work, the punchlist items will not adversely affect Tenant’s use or occupancy of the Leased Premises for Tenant’s intended use, and completing the punchlist items to achieve final completion will not adversely affect Tenant’s use or occupancy of the Leased Premises. Further, with respect to all improvements other than the Tenant Improvements, Substantial Completion shall not be deemed to have been achieved unless the Project architect issues a written certificate to Landlord and Tenant, certifying that said improvements have been Substantially Completed; and the Tenant Improvements shall not be deemed to be Substantially Completed unless the Architect issues a written certificate to Landlord and Tenant, certifying that the Tenant Improvements have been Substantially Completed.

Tenant: Tenant is Virtual Radiologic Corporation.

Tenant Improvements: Tenant Improvements as defined in Article 8.2(a) of the Lease.

Tenant Improvement Allowance: Tenant Improvement Allowance is defined in Article 8.2 of the Lease.

Tenant’s Delay: Tenant’s Delay means delays in the completion of the applicable work or improvements caused by Tenant, such as (but not necessarily limited to) due to Tenant’s failure to timely deliver to Landlord information necessary for the Working Drawings for the Tenant Improvements to be prepared in a timely manner, Tenant’s requirement of Additional Tenant Improvements, or other acts of Tenant causing delays in the completion of any applicable work using standard construction methods; provided, however, that no acts or omissions of Tenant shall constitute Tenant’s Delay unless Landlord notifies Tenant of the claimed occurrence of a Tenant’s Delay within five (5) business days after the commencement of the claimed Tenant’s Delay.

Tenant’s Plans and Specifications: Tenant’s Plans and Specifications mean the plans and specifications for Tenant Improvements, as set forth in Article 8 of the Lease.

Tenant’s Pro-Rata Share:

a.	Tenant’s Pro-Rata Share of Real Estate Taxes will be either:

(i)	if the Office Building is a separate tax parcel, then the Tenant’s share will be a fraction with the Rentable Area of the Leased Premises (as the numerator) as it bears to the Rentable Area of the Office Building (as the denominator); or

(ii)	if the Office Building is not a separate tax parcel, then the Tenant’s share will be a fraction, the numerator of which is the product of (x) a fraction, the numerator of which is the Rentable Area of the Leased Premises (expected to be approximately 76,000) and the denominator of which is the Rentable Area of the Office Building (expected to be approximately 105,300) (e.g., 72%); multiplied by (z) the minimum assessed value of the Office Building, pursuant to the Minimum Assessment Agreement (attached to the Development Agreement), of $17,654,700; as it bears to the Minimum Assessed Value of the Project, as defined in the Minimum Assessment Agreement attached to the Development Agreement, of $24,953,700 (which, by way of example, assuming that the Rentable Area of the Leased Premises is 76,000 square feet and the Rentable Area of the Office Building is 105,300, would result 72% x $17,654,700/$24,953,700, which equals 51% as Tenant’s Pro Rata Share of Real Estate Taxes if the Office Building is not a separate tax parcel; or

b.	Tenant’s Pro-Rata Share of Operating Costs for the Common Area is a fraction consisting of Rentable Area of the Leased Premises (as the numerator), as it bears to the Rentable Area in the Project (as the denominator).

c.	Tenant’s Pro-Rata Share of Operating Costs for the Office Building Common Area is a fraction consisting of Rentable Area of the Leased Premises (as the numerator), as it bears to the Rentable Area in the Office Building (as the denominator).

d.	Tenant’s Pro-Rata Share of Insurance is defined in Article 6.3.

VRC-Dedicated Electrical Room: VRC-Dedicated Electrical Room means the approximately 230 square foot room identified as the VRC-Dedicated Electrical Room on Exhibit Q.

VRC Generator Room: VRC Generator Room means the approximately 700 square foot room identified as the VRC Generator Room on Exhibit R.

EXHIBIT B

SITE PLAN OF THE PROJECT

EXHIBIT B-1

LEASED PREMISES SPACE PLAN

EXHIBIT C

PARKING PLAN

EXHIBIT D

LANDLORD’S WORK

SOLOMON REAL ESTATE GROUP

LANDLORD’S WORK EXHIBIT

OFFICE SPACE

Building shells to be built in accordance with the Landlord’s plans and specifications dated August 13, 2007, prepared by Clutz, O’Brien, Strother Architects, as Project No. 10609.

Concrete, structural/metals, masonry/exterior shell, roofing, waterproofing, and perimeter walls to be constructed in accordance with the descriptions as per the Landlord’s Specifications shown on the building plans and specifications.

All work, other than as shown on the building plans and specifications or specifically outlined below, shall be the responsibility of Tenant.

CONCRETE:

1.	Landlord will provide a concrete slab on grade or at each floor level.

STRUCTURAL / METALS:

1.	Landlord will provide structural steel support system, columns, beams, and/or rafters for the buildings designed and constructed to conform to all governing codes and regulations including but not limited to energy code requirements and ADA criteria.

2.	Tenant is responsible for any additional costs to loads imposed on the structure due to Tenant improvements of the base building structure. Any additional structural loads will be approved by the Landlord’s Structural Engineer.

MASONRY/EXTERIOR SHELL:

1.	Landlord will provide the exterior glass and/or masonry walls.

2.	Landlord will provide the exterior shell, including any exterior building materials.

ROOFING AND WATERPROOFING

1.	Landlord will furnish and install a complete roofing system, including roofing membrane, insulation roof decking, and structure, weather tight and insulated to conform to the local energy code requirements.

2.	Landlord is to include required curbs and flashings for RTU’s.

3.	Additional Tenant-required penetrations through the roof must be repaired by the Landlord’s base building contracted roofer to protect the roof warranty; and are to be paid by Tenant.

TENANT ENTRANCE:

1.	Landlord will provide (1) 3’ x 8’ entry door with side light, closers, and lock cylinders with keys.

2.	Any alterations made to the Tenant Entrance will need to be approved in writing by the Landlord and the Owner.

3.	Tenant will be responsible for all remodeling cost associated with altering the Tenant Entrance.

4.	Tenants will be responsible for changing locks to the Tenant Entrance door(s).

5.	If the Tenant Entrance door needs to be relocated, Landlord will move at tenant’s expense.

FINISH CARPENTRY AND MILLWORK:

1.	All finish carpentry and millwork will be completed by Tenant.

PERIMETER EXTERIOR WALLS:

1.	Landlord will provide exterior walls with sheetrock and fire taping, including code required insulation and vapor barrier.

INTERIOR:

1.	Interior finishes are to be Tenant’s responsibility.

2.	Tenant will be responsible for the non-structural demising walls.

3.	Finished floor materials and base will be provided and installed by Tenant.

4.	Tenant will be responsible for all acoustical ceiling, lighting distribution, duct work distribution, electrical distribution and restroom installation if applicable.

5.	Lighting fixtures shall be supplied at a ratio of (1) 2’ x 4’ florescent fixture per 85 Sq. Ft.

FIRE PROTECTION:

1.	Landlord will provide a general coverage code required sprinkler system protecting the shell with upturned heads. Any Additional heads required due to furrdowns or ceiling will be the responsibility of the Tenant. Tenant is required to use the General Contractor’s Fire Sprinkler’s subcontractor to alter or adjust any of the Sprinkler system in order to preserve the in place warranty.

FIRE ALARM:

1.	Landlord will furnish and install one working fire alarm system with a minimum of one (1) horn and strobe for each building.

2.	Landlord will provide and install a minimum of one (1) Knox Box or approved equal for each building. (Or minimum required by the local Governing Agency)

3.	Landlord will provide (1) Fire Alarm Control Panel and interface to building systems. (Or minimum required by the local Governing Agency)

NATURAL GAS:

1.	Landlord will provide and install natural gas service to the premises at designated meter locations approved by the local governing agency and the local gas provider.

2.	Any additional gas service distribution from the main meter location to the Tenants space for private use will be the responsibility of the Tenant. Tenant shall receive written approval for installation of private gas distribution into the tenant’s space.

WATER:

1.	Landlord will provide and install domestic water service to the premises at designated wet locations approved by the Architectural and Mechanical Plans.

2.	Any additional water service distribution from the main meter location to the Tenants space for private use will be the responsibility of the Tenant. Tenant shall receive written approval for installation of private water distribution into the tenant’s space.

SANITARY SEWER:

1.	Landlord will provide a minimum 6” sanitary sewer service into the main building.

2.	Tenant installation of additional sanitary sewer for private use shall be approved in writing by the Mechanical Engineer of Record and the Landlord. Modifications to the sanitary drainage system shall be at the Tenant’s expense.

ELECTRICAL:

1.	Landlord will bring 3-phase 4-wire, 480 volt electrical service to the building with sufficient amps to support general office uses at 100 amp per 1,500 Sq. ft. Service shall have the capability of providing up to an additional 100 amps to the Tenants space per Premises without overloading the existing building service.

2.	Landlord will provide emergency lighting for base building only. (1) exit light at each door and (1) emergency light with 90 minute battery backup and per 1,000 sf. (Or minimum required by the local Governing Agency)

3.	Landlord will provide a electrical service for the Office Space.

HEATING AND AIR CONDITIONING:

1.	Landlord will provide and install RTU(s) for a capacity of one (1) ton per 300 square feet of the premises.

2.	Landlord will provide and install a main trunk line for the Supply and Return Air throughout the office space.

3.	Any changes to the HVAC system, any interior distribution, and exhaust will be the responsibility of the Tenant.

TELEPHONE & CABLE:

1.	Landlord will bring telephone and cable lines to the building mechanical space at an approved D-marcation location. Tenant is responsible for any distribution of the phone lines and cable inside the space.

EXHIBIT E

INITIAL PLAN FOR TENANT IMPROVEMENTS

EXHIBIT F

TENANT’S SIGN DRAWING

Western Signage Exhibit

Eastern Signage Exhibit

EXHIBIT G

ACCEPTANCE OF LEASED PREMISES

TENANT: Virtual Radiologic Corporation, a Delaware corporation

LANDLORD: Windsor Plaza, LLC

DATE LEASE SIGNED:

TERM OF LEASE:          (    ) months

ADDRESS OF LEASED PREMISES:                      containing approximately 70,000 sq. ft. located at Eden Prairie, Minnesota.

COMMENCEMENT DATE:

EXPIRATION DATE:

The above-described Leased Premises are accepted by Tenant as suitable for the purpose for which they were let subject to any latent defects, punch-list items and defects or deficiencies not reasonably susceptible to discovery upon a cursory, nonprofessional inspection. The above described lease term commences and expires on the dates set forth above. Tenant acknowledges that it has received from Landlord      number of keys to the Leased Premises.

TENANT:

Virtual Radiologic Corporation

By:

Type Name and Title

EXHIBIT H

[INTENTIONALLY DELETED]

EXHIBIT I

[INTENTIONALLY DELETED]

EXHIBIT J

[INTENTIONALLY DELETED]

EXHIBIT K

RULES AND REGULATIONS

1.	Tenant will make commercially reasonable efforts to advise and cause its vendors to deliver all supplies on Mondays through Fridays, not at other times without Landlord’s consent, which consent will not be unreasonably withheld, conditioned or delayed.

2.	All deliveries are to be made to designated service or receiving areas and Tenant will request delivery trucks to approach their service or receiving areas by designated service routes and drives.

3.	Tractor-trailers are not allowed on the parking deck surface and may be used only at loading docks designated by Landlord. Tractor-trailers must be unhooked or parked must use steel plates under dolly wheels to prevent damage to the asphalt paving surface. In addition, wheel blocking must be available for use. Tractor-trailers are to be removed from the loading areas after unloading. No parking or storing of such trailers will be permitted in the Project.

4.	Tenant will not dispose of the following items in sinks or commodes: plastic products (plastic bags, straws, boxes); sanitary napkins; tea bags, cooking fats, cooking oils; any meat scraps or cutting residue; petroleum products (gasoline, naphtha, kerosene, lubricating oils); paint products (thinner, brushes); or any other time which the same are not designed to receive.

5.	Tenant will not permit or suffer any advertising medium to be placed on exterior walls or windows, on the sidewalks or on the parking lot areas or light poles. No permission, expressed or implied, is granted to exhibit or display any banner, pennant, sign and trade or seasonal decoration of any size, style or material within the Project, outside the Leased Premises. Notwithstanding the foregoing, Tenant may place advertising medium on walls and Tenant’s exterior windows in accordance with Article 36 of the Lease.

6.	Tenant will not permit or suffer the use of any advertising medium that can be heard or experienced outside of the Leased Premises, including, without limiting the generality of the foregoing, flashing lights, searchlights, loud speakers, phonographs, radios, or television. No radio, television, or other communication antenna equipment or device is to be mounted, attached, or secured to any part of the roof, exterior surface, or anywhere outside the Leased Premises, unless Landlord has previously given it’s written consent. Notwithstanding the foregoing, Tenant shall be able to play music outside its front door and in the Outdoor Patio.

7.	Tenant will not permit or suffer any portion of the Leased Premises to be used for lodging or extended stay purposes.

8.	Tenant will not, in or on any part of the Common Area:

a.	Vend, peddle or solicit orders for sale or distribution of any merchandise, device, service, periodical, book, pamphlet or other matter whatsoever.

b.	Exhibit any sign, placard, banner, notice or other written material, except for activities as approved in writing by Landlord, which approval will not be unreasonably withheld, conditioned or delayed.

c.	Distribute any circular, booklet, handbill, placard or other material, except for activities as approved in writing by Landlord which approval will not be unreasonably withheld, conditioned or delayed.

d.	Solicit membership in any organization, group or association or contribution for any purpose.

e.	Create a nuisance.

f.	Throw, discard or deposit any paper, glass or extraneous matter of any kind except in designated receptacles, or create litter or hazards of any kind.

g.	Deface, damage or demolish any sign, light standard or fixture, landscaping materials or other improvement within the Project, or the property of customers, business invitees or employees situated within the Project.

9.	Tenant will not locate furnishings or cabinets adjacent to mechanical or electrical access Panels or over air-conditioning outlets so as to prevent operating personnel from servicing such units as routine or emergency access may require. Cost of moving such furnishings for Landlord’s access will be at Tenant’s cost. The lighting and air conditioning equipment of the Project will remain in the exclusive control of the building designated personnel.

10.	Tenant will keep the Leased Premises at a temperature compatible with comfortable occupancy during business hours and at all times sufficiently high to prevent freezing of water in pipes and fixtures.

11.	No animals will be brought into or kept in or about the Project other than as handicap aids, provided however that Tenant may use live fish as part of its decor.

12.	Except as otherwise provided herein, Landlord reserves the right to modify or rescind any of these rules and regulations and to make such other or further reasonable non-discriminatory and uniformly enforced rules and regulations as it deems in its reasonable judgment will from time to time be necessary or advisable for the operation of the Project, which rules and regulations will be binding upon each such tenant in the Project upon their notification of said further rules and regulations.

13.	In the event of any discrepancy or inconsistency between these rules and regulations and any provision of the Lease, the provision in the Lease will govern and control.

EXHIBIT L

[INTENTIONALLY DELETED]

EXHIBIT M

MEMORANDUM OF LEASE

Eden Prairie, Minnesota

This Memorandum of Lease is entered into by Virtual Radiologic Corporation, a Delaware corporation (“Tenant”) and Windsor Plaza, LLC, a Minnesota limited liability company (“Landlord”) as of the      day of                     , 2007 (the “Execution Date”).

RECITALS;

Landlord and Tenant have entered into a certain lease dated the      day of                     , 2007 (the “Lease”), whereby Landlord has leased to Tenant that part of the Project, together with all improvements thereon, as approximately shown on the site plan attached hereto as Exhibit B and made a part hereof (the “Leased Premises”). The Leased Premises are part of the Project which is to be constructed on the property legally described on Exhibit A attached hereto and made a part hereof (the “Project”).

The parties wish to give notice of the existence of the Lease.

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt and adequacy whereof are hereby acknowledged, the parties hereto agree as follows:

1.	Pursuant to the Lease, Landlord has demised and leased to Tenant, and Tenant has hired and taken from Landlord, the Leased Premises.

2.	The term of the Lease will commence in accordance with the terms of the Lease.

3.	Among other terms, the Lease includes a right of first offer in favor of Tenant to lease other space in the Project and a right of first offer in favor of Tenant to purchase the Project.

4.	The terms and conditions of the Lease are incorporated by reference into this Memorandum of Lease as if such terms were written out at length. In the event of a conflict between this Memorandum of Lease and the Lease, the terms and conditions of the Lease will govern. For a complete statement of the rights, privileges and obligations created under and by the Lease, reference is hereby made to the Lease.

[Signatures Contained on Following Page]

Tenant and Landlord have executed this Memorandum of Lease as of the Execution Date.

LANDLORD:		TENANT:

WINDSOR PLAZA, LLC a Minnesota limited liability company		VIRTUAL RADIOLOGIC CORPORATION, a Delaware corporation

By:	/s/ Jay M. Scott	By:
Jay M. Scott
Its:	President	Its:

STATE OF MINNESOTA	)

	)	ss.

COUNTY OF HENNEPIN	)

This instrument was acknowledged before me on this      day of                     , 2007, by Jay M. Scott, the President of Windsor Plaza, LLC, a Minnesota limited liability company, on behalf of the limited liability company.

Notary Public

STATE OF	)
	)	ss.
COUNTY OF	)

This instrument was acknowledged before me on this      day of                     , 2007, by                                 , the                                  of Virtual Radiologic Corporation, a Delaware corporation, on behalf of the corporation.

Notary Public

This Instrument was drafted by:

Anthony J. Gleekel, Esq.

Siegel, Brill, Greupner, Duffy & Foster, P.A,

100 Washington Avenue South

Suite 1300

Minneapolis, MN 55401

EXHIBIT A TO MEMORANDUM OF LEASE

LEGAL DESCRIPTION OF PROJECT

EXHIBIT B TO MEMORANDUM OF LEASE

SITE PLAN OF LEASED PREMISES

EXHIBIT N

SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT

(“SNDA”)

This SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is made as of                     , 2007, by and among M&I MARSHALL & ILSLEY BANK, as successor in interest to Richter-Schroeder Company, Inc. (together with its successors and assigns, “Mortgagee”), VIRTUAL RADIOLOGIC CORPORATION, a Delaware corporation (“Tenant”) and WINDSOR PLAZA, LLC, a Minnesota limited liability company (“Landlord”).

RECITALS:

WHEREAS, Tenant and Landlord have entered into a lease agreement dated as of                     , 200   (the “Lease”) for space described in the Lease (the “Leased Premises”) which is located on the property described on Exhibit A attached hereto (“Property”); and

WHEREAS, Landlord has entered into a mortgage and security agreement in favor of Mortgagee (the “Mortgage”), as well as an assignment of leases, rents and profits (the “Assignment”), in order to secure a loan made by Mortgagee to Landlord; and

WHEREAS, each party hereto has requested the other party to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as set forth below;

1. Subject to the continuing enforceability of Article 2, below, and subject to the other terms and conditions of this Agreement, Tenant agrees that all of the right, title and interest of Tenant in and to the Leased Premises are and shall be subordinate to the lien of the Mortgage, all advances made or to be made thereunder, and to any renewals, modifications, supplements, replacements, consolidations, increases and extensions of the Mortgage.

2. Mortgagee agrees that, in the event of a foreclosure of the Mortgage, or other enforcement of the provisions of the Mortgage, or the exercise by Mortgagee of Mortgagee’s rights under the Assignment, or in the event Mortgagee comes into possession or acquires title to the Property as a result of a foreclosure or threat thereof, or as a result of any other means, Mortgagee shall honor all of the terms and provisions of the Lease and Mortgagee shall not terminate the Lease nor disturb Tenant’s possession of the Leased Premises nor impair Tenant’s rights under the Lease, nor name Tenant as a party defendant in connection with any such foreclosure or other proceeding in connection herewith, so long as (i) Tenant is not in default under the Lease beyond any applicable grace period stated in the Lease, and (ii) the Lease is in full force and effect.

3. Tenant agrees that, if the interest of Landlord in the Leased Premises shall be transferred to Mortgagee by reason of foreclosure or other proceeding, or any other manner, or in the event of a foreclosure sale of the Property to any other person or entity, then Tenant shall attorn to Mortgagee or such purchaser, grantor, or other successor to Landlord’s interest (“Successor Landlord”). For purposes of this Agreement, Successor Landlord shall include

Mortgagee, if Mortgagee succeeds to the interest of Landlord in the Leased Premises as provided in the immediately preceding sentence. Successor Landlord and Tenant further agree to be bound to each other under all of the provisions, covenants and conditions of the Lease for the remaining term and any extensions or renewals thereof which may be effected in accordance with any option in the Lease; and that Mortgagee shall not be (a) liable for any accrued obligation of Landlord or for any act or omission of Landlord, whether prior to or after such foreclosure or sale; provided, however, if Tenant provides Successor Landlord with notice of any such accrued obligation of Landlord or any such act or omission of Landlord and an opportunity to cure same pursuant to Article 14.2 of the Lease, Successor Landlord shall correct any accrued obligations, acts and omissions of Landlord that (i) continue to exist as of the date Successor Landlord acquires ownership of the Property and (ii) violate Successor Landlord’s obligations as landlord under the Lease, (b) liable or obligated to expand the Leased Premises except as expressly set forth in the Lease, (c) subject to any counterclaims or similar claims which shall have accrued to Tenant against Landlord prior to the date upon which Successor Landlord shall become the owner of the Property, except for (i) those that arise out of Landlord’s default under the lease which continue to exist at the time the Successor Landlord acquires title to the Property, and (ii) any abatement and offset rights as expressly set forth in the Lease shall continue to be available to Tenant regardless that the same may be based on events occurring prior to Successor Landlord acquiring ownership of the Property, (d) liable for or bound by any payment of rent, additional rent or other sums due under the Lease that Tenant paid more than one month in advance of the date hereof unless such sums are (i) actually received by Successor Landlord or (ii) such prepayment shall have been expressly approved of by Successor Landlord or (iii) specifically required by the terms of the Lease, or (e) liable for any security deposit unless said sum is delivered to the Successor Landlord.

4. Tenant hereby represents and warrants to Mortgagee that as of the date hereof (a) Tenant is the owner and holder of the Tenant’s interest under the Lease, (b) the Lease represents the entire agreement between the Landlord and Tenant with respect to the Property and has not been assigned, modified, supplemented or amended in any way, (c) the Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Tenant, and (d) to the best of Tenant’s knowledge, neither Tenant nor Landlord is in default under any of the terms, covenants or provisions of the Lease [except as follows:                                 ] and no notice of default under the Lease has been served by or upon Tenant and Tenant, to the best of its knowledge, knows of no event which, but for the passage of time or the giving of notice, or both, would constitute an event of default by Tenant or Landlord under the Lease [except as follows:                                 ].

5. Tenant agrees that no notice of cancellation of the Lease nor any reduction or abatement of base rent or additional rent pursuant to a default by Landlord under the Lease shall be effective unless Mortgagee has received notice of the default and had an opportunity to cure the default as provided herein. Mortgagee shall have the same period of time as set forth in Article 14.2 of the Lease after receipt of such notice of the default which gives rise to such alleged right of cancellation, reduction or abatement (however, Mortgagee shall not be obligated to cure any such default unless Mortgagee is Successor Landlord).

6. Any notice or election to be given hereunder shall be in writing, addressed to the party at the address stated below that party’s signature on this Agreement (or such other address as a party may from time to time designate by giving notice) and shall be (i) delivered in person to the receiving party by the other party, its agent or a professional courier service, (ii) sent United States certified or registered mail, postage prepaid, return receipt requested. Any such notice or election shall be deemed effective upon the earlier of the actual receipt of the notice or election or (i) if delivered in person, then when such notice or election is delivered to an individual at the receiving party’s address who is authorized to accept deliveries, (ii) if sent by United States certified or registered mail, then one day after such notice or election is deposited with the United States Postal Service.

7. Tenant acknowledges that the Landlord’s interest under the Lease is to be assigned to Mortgagee and that the Mortgagee will in turn grant a license to Landlord to continue to collect the rents and act as landlord under the Lease as long as Landlord is not in default under the loan documents. Such assignment shall not constitute a default under the Lease nor in any way alter or affect Landlord’s rights and obligations under the Lease. Provided Tenant shall have previously received a copy or duplicate original of this Agreement having been signed by Mortgagee and Landlord, Tenant shall, upon receipt of notice from Mortgagee stating that such license has been terminated in accordance with the Assignment, and without the need for consent from Landlord or court order, make all further payments due under the Lease to Mortgagee and otherwise attorn to Mortgagee. Tenant shall be under no obligation to inquire or determine the actual existence of any default or other event claimed by Mortgagee and shall be entitled to rely upon such notice as conclusive evidence of the occurrence of such event. Landlord agrees that Tenant shall have the right to rely on any such notice from Mortgagee without incurring any obligation or liability to Landlord, and Tenant is hereby instructed to disregard any notice to the contrary received from Landlord or any third party. Landlord agrees that should Tenant make any payments to Mortgagee because Tenant has received such a notice, Landlord releases Tenant from any obligation to make payments to Landlord during the time Tenant is making payments to Mortgagee. All such payments made by Tenant to Mortgagee shall be credited to installments of rent otherwise payable to Landlord under the Lease.

8. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

9. This Agreement may be executed in separate counterparts which, when taken together shall constitute one and the same agreement. This Agreement, if executed by Tenant but not by all parties necessary to fully execute the same, is valid for only thirty (30) days from the date Tenant executed this Agreement. This Agreement is contingent upon Tenant receiving a fully executed copy of the Agreement within such 30-day period, the failure of which shall automatically cause this Agreement to become null and void, at Tenant’s option.

10. This Agreement shall be governed by and construed under the laws of the State of Minnesota where the Property is located, without giving effect to principles of conflicts of laws.

[Signatures Appear On Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the month, day and year first written above.

TENANT: VIRTUAL RADIOLOGIC CORPORATION

By:
Its:

Address:

MORTGAGEE: M&I MARSHALL & ILSLEY BANK

By:
Its:

By:
Its:

Address:

651 Nicollet Mall Minneapolis, MN 55402

LANDLORD: WINDSOR PLAZA, LLC, a Minnesota limited liability company

By:
Its:

Address:

12300 Singletree Lane, Suite 200
Eden Prairie, MN 55344

STATE OF	)
	)	ss.
COUNTY OF	)

This instrument was acknowledged before me on this      day of                     , 2007, by                                 , as                                  of Virtual Radiologic Corporation, a Delaware corporation.

Notary Public

STATE OF MINNESOTA	)

	)	ss

COUNTY OF HENNEPIN	)

Personally came before me this      day of                     , 200  , the above-named                                  and                                 , as                                  and                                 , respectively, of M&I Marshall & Ilsley Bank and to me known to be the persons who executed the foregoing instrument and acknowledged the same in such capacity.

Notary Public, State of Minnesota
My commission:

STATE OF MINNESOTA	)
	)	ss
COUNTY OF	)

This instrument was acknowledged before me on this      day of                     , 2005, by                                  of Windsor Plaza, LLC, a Minnesota limited liability company.

Notary Public, State of
My commission:

EXHIBIT A

LEGAL DESCRIPTION

EXHIBIT O

ADDITIONAL OPERATING COST EXCLUSIONS

Operating Costs shall not include costs of any of the following;

1.	leasing commissions and costs of marketing;

2.	the cost of any alterations, additions, changes or decorations that are made in order to prepare space (including the Leased Premises) for tenant occupancy, whether new or continued;

3.	payments of principal and interest on any mortgages, deeds of trust or other encumbrances upon the Project;

4.	the cost of any item or expense, which, in accordance with generally accepted accounting principles is; or should be, capitalized on the books of Landlord, or any depreciation or amortization thereof except as expressly permitted in the Lease;

5.	the cost of any items for which Landlord is directly reimbursed by insurance proceeds, condemnation awards, a tenant of the Project or for any labor or materials to the extent covered by a manufacturer’s, installer’s, materialman’s vendor’s or contractor’s warranty;

6.	wages, salaries or other compensation paid to executive employees of Landlord or the property manager ranking above the highest-ranking, on-site employee;

7.	costs associated with the operation of the business of the entity which constitutes Landlord, which costs are not directly related to maintaining or operating the Project (by way of example, the formation of the entity, internal accounting and legal matters, including but not limited to preparation of tax returns and financial statements and gathering of data therefor, costs of defending any lawsuits unrelated to maintaining or operating the Project, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs of any disputes between Landlord and its employees;

8.	any expense representing an amount paid for products or services (other than overall property management) to a person or entity relating to or affiliated with Landlord which is in excess of the fair market value of such services and products;

9.	fees incurred in disputes with tenants;

10.	costs of remediation of Hazardous Materials unless released or disposed of on the Project by Tenant or brought onto the Project with the express consent of Tenant;

11.	any management fee in excess of the lesser of (i) four percent (4%) of Office Building gross rent (as said gross rent may change from time to time) or (ii) management fees generally available or negotiable in the Minneapolis-St. Paul metropolitan area for properties comparable to the Project;

12.	franchise, transfer, inheritance or capital stock taxes or taxes imposed upon or measured by the income or profits of Landlord;

13.	any accrued and unfunded pension or other benefits for any personnel;

14.	any rent, additional rent, imposition or other charge payable under any lease (including any ground or “sandwich” lease) or sublease to or assumed by Landlord;

15.	the cost incurred by Landlord in performing work or furnishing any service to or for a tenant of space in the Project (including Tenant) at such tenant’s cost and expense, regardless of the amount billed or received by Landlord for performing such work or furnishing such services;

16.	the cost of any items or services that Landlord makes available selectively to one or more tenants of the Project other than Tenant;

17.	advertising, marketing or promotional expenditures;

18.	the cost of the acquisition or leasing of any artwork;

19.	accounting fees, other than those incurred in connection with the operation of the Project and the preparation of statements required pursuant to the provisions of this Lease and similar provisions of other leases of space in the Project;

20.	costs and expenses (including court costs, attorneys’ fees and disbursements) related to or arising under or in connection with disputes with tenants, any lessor under a lease or any holder of a mortgage or disputes which result in punitive damages being assessed against Landlord, or disputes relating to claims of personal injury or property damage;

21.	the cost of any work or services performed or other expenses incurred in connection with installing, operating and maintaining any specialty service or facility other than a public or common area of the Project, such as an observatory, broadcasting facility or any luncheon, athletic or recreational club; provided, however, that this exclusion shall not apply to the cost of HVAC, cleaning or other services furnished to an area of space leased to a tenant (other than Landlord or an affiliate of Landlord) and used by such tenant for such purposes;

22.	any cost or expense incurred in connection with correcting latent defects or inadequacies in the Project;

23.	costs incurred to correct any misrepresentation by Landlord expressly made herein;

24.	payments for rented equipment, the cost of which would constitute a capital expenditure if the equipment were purchased;

25.	any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate of Landlord;

26.	late fees, penalties, interest charges or similar costs incurred by Landlord;

27.	unrecovered expenses resulting directly from the negligence or willful misconduct of Landlord, its agents, contractors or employees;

28.	the cost of (including increased operating costs related to) any additions or alterations to the Project after the original construction;

29.	costs incurred due to violation by Landlord or any tenant of the Project of the terms of any lease or any laws, rules, regulations or ordinances applicable to the Project;

30.	costs of complying with Americans with Disabilities Act in effect as of the Commencement Date in the Common Area or Office Building Common Area;

31.	costs of owning, operating, repairing or maintaining any amenities serving primarily any retail (including, but not limited to, restaurant) space in the Project.

EXHIBIT P

ROFO PROPERTY

(a) Real Property. The Project or the Office Building (as applicable), including all applicable land (the “Land”) and together with (a) all buildings, fixtures and improvements constructed or located on the Land or otherwise comprising the Project or Office Building (as applicable) (the “Improvements”) and (b) all easements, air rights, and other rights benefiting or appurtenant thereto (collectively the “Real Property”);

(b) Personal Property. All of Landlord’s interest in any personal property situated in or about the Real Property used in the maintenance or operation of the Real Property, and all of Landlord’s interest and rights in the present name of the Land and Improvements: “Windsor Plaza”, and any other copyrights, trademarks, service marks, trade names and company names used in connection with the management or operation of the Real Property, together with all of Landlord’s rights to designate and establish any different name of the Land and Improvements (the “Personal Property”);

(c) Leases and Rents. Landlord’s interests as lessor in all of the leases of any part of the Real Property, together with all rents and other sums due thereunder for periods from and after the closing date;

(d) Contracts. Landlord’s interests in the service and maintenance contracts, equipment leases, and other contracts regarding the Real Property and the Personal Property, if and to the extent approved by Tenant;

(e) Permits. Landlord’s interest in any approvals, permits and licenses benefiting the Real Property;

(f) Warranties. Landlord’s interests in all warranties and manufacturers’ products guaranties given to, assigned to, or benefiting Landlord or the Real Property or the Personal Property regarding the acquisition, construction, design, use, operation, management, or maintenance of the Real Property and the Personal Property;

(g) Plans. All originals and copies of all blueprints, surveys, plans and specifications regarding the Real Property and the Personal Property in the possession of or available to Landlord; and

(h) Records. All records of Landlord in Landlord’s possession or control regarding the Real Property and the Personal Property, including all reports, tests and inspections (such as, but not limited to, engineer’s reports, environmental assessments, soil tests, and water tests), records regarding insurance claims, insurance notices, maintenance, repairs, leasing, management, capital improvements, operating statements, financial statements, books, records, expense and revenue budgets, CAD files, governmental notices, and services, but excluding tax returns and such other records as are normally viewed as confidential, if such other records are not necessary, in Tenant’s reasonable judgment, to the continued operation of the Real Property and the Personal Property or to facilitate Tenant’s due diligence and evaluation of any part of the subject property.

EXHIBIT Q

VRC-DEDICATED ELECTRICAL ROOM

EXHIBIT R

VRC GENERATOR ROOM